UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Footstar, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOOTSTAR, INC.

933 MacArthur Boulevard

Mahwah, NJ 07430

April 13, 2007

ANNUAL MEETING OF STOCKHOLDERS

May 9, 2007

Dear Stockholder:

It is a pleasure for us to extend to you a cordial invitation to attend the 2007 Annual Meeting of Stockholders of Footstar, Inc. to be held at 10 a.m. on Wednesday, May 9, 2007 at the Sheraton Mahwah Hotel, 1 International Boulevard, Route 17 North, Mahwah, New Jersey 07495. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

Your vote at the Annual Meeting is important to Footstar and we ask you to vote your shares by following the voting instructions in the enclosed proxy.

We look forward to seeing you at the Annual Meeting.

Sincerely,

JONATHAN M. COUCHMAN

Chairman of the Board

FOOTSTAR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2007

To Footstar Stockholders:

The Annual Meeting of Stockholders of Footstar, Inc. will be held at the Sheraton Mahwah Hotel, 1 International Boulevard, Route 17 North, Mahwah, New Jersey 07495 on Wednesday, May 9, 2007, at 10 a.m., for the following purposes:

1. To elect three Class I directors for a term expiring in 2010.

2. To ratify the appointment of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accounting firm for the 2007 fiscal year.

3. To act upon such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on April 4, 2007 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

MAUREEN RICHARDS

Senior Vice President, General Counsel and

Corporate Secretary

April 13, 2007

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

FOOTSTAR, INC.

933 MacArthur Boulevard

Mahwah, NJ 07430

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2007

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of Footstar, Inc. (the “Company” or “Footstar”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, May 9, 2007, at 10 a.m., at the Sheraton Mahwah Hotel, 1 International Boulevard, Route 17 North, Mahwah, New Jersey 07495 and at any postponement or adjournment (the “Annual Meeting”). At the Annual Meeting, stockholders are being asked to vote on (1) the election of three Class I directors to serve for a term expiring in 2010 and (2) the ratification of the appointment of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accounting firm for the 2007 fiscal year.

This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to stockholders on or about April 13, 2007.

GENERAL

The holders of shares of Common Stock of the Company of record at the close of business on April 4, 2007 are entitled to vote such shares at the Annual Meeting. On April 4, 2007, there were 20,957,352 shares of Common Stock outstanding.

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Abstentions are not included in calculating the number of votes cast on, in favor of, or in opposition to any matter. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

Certain proposals are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” proposals brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

Shares of Common Stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted (1) for the election of the Board of Directors’ nominees for director and (2) for the ratification of the appointment of Amper, Politziner & Mattia, P.C. as our independent registered public accounting firm for the 2007 fiscal year. Proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders, with respect to any other matters properly submitted to stockholders at the Annual Meeting, which may include, among other things, a motion to adjourn the meeting or part of the meeting relating to one or more items to be voted on at the Annual Meeting.

If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting. If such an adjournment is proposed by the Company, the proxy holders intend to vote all shares of Common Stock for which they have voting authority in favor of the adjournment.

The Company may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. If adjournment is proposed by the Company for this reason, the execution of your proxy also authorizes the proxy holders to vote all shares for which they have such voting authority for such an adjournment, unless you otherwise indicate on your proxy.

An adjournment will have no effect on the business that may be conducted at the Annual Meeting. If the Annual Meeting is postponed or adjourned in whole or in part, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will remain able to revoke your proxy until it is voted. A separate box is included on the proxy card giving the named proxies the authority to vote on any proposed adjournment or postponement of the Annual Meeting unless you have indicated otherwise on the proxy card.

As of the date of this Proxy Statement, the Company is not aware of any matters that are to be presented at the Annual Meeting other than the election of three directors and the ratification of the appointment of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accounting firm for the 2007 fiscal year.

Stockholders may vote by using one of three alternative methods:

(1)	by completing and mailing the proxy card; or
(2)	via the Internet, by going to the website http://www.proxyvoting.com/fts and following the instructions for Internet voting on the proxy card; or
(3)	over the telephone, by dialing 1–866–540–5760 and following the instructions for telephone voting on the proxy card.

A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of the Company receives either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing, and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by regular employees of the Company without additional compensation. The Company has retained Mellon Investor Services LLC to assist with the solicitation of proxies for an estimated fee of $5,500 plus expenses. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this Proxy Statement. If requested by phone or in writing, we will promptly provide a separate copy of the Proxy Statement to a stockholder sharing an address with another stockholder. To notify the Company, you may write or call Footstar, Attention: Corporate Secretary, 933 MacArthur Boulevard, Mahwah, NJ 07430, telephone 201-934-2000. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

ITEM 1. ELECTION OF DIRECTORS

General. Our Board of Directors currently consists of nine members divided into three classes with three directors in each class. Directors have been appointed on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years, respectively. The term of Class I directors will expire at this Annual Meeting. The term of Class II directors will expire at our 2008 annual meeting, and the term of Class III directors will expire at the 2009 annual meeting. Our Second Amended and Restated Certificate of Incorporation provides that, unless our Board determines otherwise, the number of directors will be reduced automatically over time. Had the Board not determined otherwise, the size of Class I would have been reduced to one director at this Annual Meeting. However, the Board has determined that the number of directors serving in Class I will not be reduced in size following this Annual Meeting and, therefore, three directors have been nominated by the Board for election to Class I at this Annual Meeting, for a term expiring in 2010. The Board has not made any determinations at this time regarding the size of Class II or Class III of the Board, which will be reduced in size, unless the Board determines otherwise, as follows: the size of Class II will be reduced to two directors when the term of the current Class II directors expires at the 2008 meeting, resulting in an eight member Board; and the size of Class III will be reduced to two directors when the term of the current Class III directors expires at the 2009 meeting, resulting in a seven member Board.

The Board of Directors proposes the election at the Annual Meeting of three nominees, Michael O’Hara, Steven D. Scheiwe and Alan I. Weinstein, to be the Class I directors of the Company, to hold office for a term which will expire at the 2010 annual meeting of stockholders or until their successors are chosen and qualified.

Messrs. O’Hara, Scheiwe and Weinstein are current directors of Footstar. The Company has inquired of Messrs. O’Hara, Scheiwe and Weinstein and determined that each will serve if elected. In the event that any nominee should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person, if any, as the Board may designate as a substitute nominee.

Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast in determining the plurality required to elect directors. The Board of Directors recommends that stockholders vote “FOR” such nominees for director.

The names, ages and certain other information about Messrs. O’Hara, Scheiwe and Weinstein and the directors whose terms extend beyond the Annual Meeting are set forth below. All such persons became directors of the Company in February 2006, except for Mr. Shepard, who was appointed as a director in January 2005 and Mr. Scheiwe who was appointed as a director in March 2007.

Nominees for Election at the Annual Meeting

Michael O’Hara, 39, Class I	Director Since 2006

President of Consensus Advisors LLC, an investment banking and financial advisory services firm, since February 2006. From September 2003 to February 2006, he was a Managing Director of Financo, Inc., a financial advisory firm. In May 2002, Mr. O’Hara was appointed the President of the liquidating bankruptcy estates of Casual Male Corp. (and its affiliates), a specialty retailer. From 2000 to 2002, he served as First Senior Vice President of Corporate Affairs and General Counsel for Casual Male Corp, and its predecessor, J. Baker, Inc., a specialty retailer. From April 1996 to January 2000, he served as the head of the real estate and legal departments of Brookstone, Inc., a specialty retailer. Prior to joining Brookstone, Inc. Mr. O’Hara practiced corporate law at the law firm Ropes & Gray in Boston.

Steven D. Scheiwe, 46, Class I	Director Since 2007

President of Ontrac Advisors, Inc., which provides analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues, since May 2001. Mr. Scheiwe also serves as a Director of FiberTower Corporation, a wireless carrier, and General Chemical Industrial Products Inc., a leading North American supplier of soda ash. Prior to forming Ontrac, he was the Chief Executive Officer and a Director of Teletrac, Inc., a wireless location and telecommunications service provider.

Alan I. Weinstein, 64, Class I	Director Since 2006

Principal of Alan Weinstein Consultants, a business advisor and provider of retail strategy and consulting services since 2003. Prior to 2003, Mr. Weinstein was Chairman and Chief Executive Officer of Casual Male Corp., and its predecessor, J. Baker, Inc., a specialty retailer. Mr. Weinstein has over 34 years of experience in the retail industry. He is affiliated with AICPA and NYSCPA and is a member of the Board of Massachusetts Eating Disorders.

Directors whose terms extend beyond the Annual Meeting

Jonathan M. Couchman, 37, Class III	Director Since 2006

Mr. Couchman was appointed Chairman of the Board of Footstar on February 7, 2006. He is the Managing Member of Couchman GP LLC, the general partner of Couchman Investments LP, a private investment partnership established in 2001 and the Managing Member of Couchman Capital LLC, the co-investment manager of Couchman International Ltd., a private partnership established in 2001. Mr. Couchman is also the Managing Member of Couchman Capital Services LLC, the general partner of Couchman Partners LP, a private investment partnership established in 2001 and the investment manager of Couchman Investments LP and co-investment manager of Couchman International Ltd. In addition, Mr. Couchman is the President of Couchman Advisors, Inc., a management and advisory company. He is a member of the CFA Institute and the New York Society of Security Analysts.

Eugene I. Davis, 52, Class III	Director Since 2006

Presently Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately-held strategic advisory consulting firm he formed in 1997. Since May 2005, Mr. Davis has served as Chief Executive Officer of Golden Northwest Aluminum, Inc., which is an aluminum manufacturing company. From August 2004 to 2006, Mr. Davis served as Chairman of High Voltage Engineering Corporation, which designed and manufactured high quality applications and engineering products. High Voltage Engineering Corporation filed a voluntary petition for reorganization under Chapter 11 in February 2005. From 2001 to 2004, Mr. Davis served in various executive positions including Chairman, Chief Executive Officer and President of RBX Industries, Inc., a manufacturer and distributor of foam products. RBX Industries, Inc. filed a voluntary petition for reorganization under Chapter 11 in March 2004. From November 2002 until February 2003, Mr. Davis served in the Office of the Chairman as Co-President and Chief Executive Officer for Metals USA, Inc., a metal service center business. Mr. Davis presently serves as Chairman of the Boards of Atlas Air Worldwide Holdings, Inc. (a provider of global air cargo services), McLeod USA Inc. (a telecommunications provider), Cadence Innovation, LLC (a designer and manufacturer of molded plastic components for the automotive industry) and General Chemical Industrial Products Inc. (a leading North American supplier of soda ash). Mr. Davis also serves as a Director of American Commercial Lines, Inc., Foamex International, Inc., Haights Cross Communication, Knology, Inc., Medicor Ltd., Oglebay Norton Company, PRG Schultz International, Inc., Viskase Companies Inc., O’Sullivan Industries Holdings, Inc. and Silicon Graphics, Inc. Prior to forming PIRINATE Consulting Group, LLC , Mr. Davis served as the Chief Operating Officer of Total-Tel USA Communications, Inc. (which was a facilities based provider of voice, data and Internet solutions to commercial and wholesale carrier markets); President, Vice Chairman and Director of Emerson Radio Corporation (a consumer electronics distributor); and Vice Chairman of Sport Supply Group, Inc. (a direct-marketer of sporting goods and recreational equipment).

Adam W. Finerman, 41, Class II	Director Since 2006

Partner with the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, based in New York City, since 1998. Mr. Finerman practices in the areas of mergers and acquisitions, corporate finance and proxy contests. He also counsels corporate clients on corporate governance practices and related matters, SEC reporting requirements and other public company obligations.

Alan Kelly, 58, Class II	Director Since 2006

President of Alan Kelly & Associates, a provider of retail strategy and consulting services, since January 2002. From 1988 to 2001, he served as an officer of Bata Ltd., a manufacturer and retailer of footwear, first as the Chief Financial Officer, then as President of the largest Bata operating group. Mr. Kelly is a Fellow of the Institute of Chartered Accountants of England and Wales.

Gerald F. Kelly, 59, Class II	Director Since 2006

Senior Vice President, Strategic Sourcing and Continuous Improvement and Chief Information Officer of United Airlines, an air transportation provider, since November 2005. From 2002 to 2005 he was the Chief Information Officer and Senior Vice President for Procurement and Continuous Improvement at Sears, Roebuck & Company, a retailer, and was a member of the Operating, Capital and Contracts, and Political Action Committees. From 2001 to 2002 he was a business advisor. From 1986 to 2001, Mr. Kelly served as an executive officer of Payless Shoesource, Inc. (“Payless”) of Topeka, Kansas, a specialty retailer. Mr. Kelly’s last title at Payless was Senior Vice-President – Logistics, Information Systems and Technology and he served as a member of Payless’ Senior Management, Operating, Capital Expenditure, and Political Action Committees. He is a member of The Alexis de Tocqueville Society of The United Way of America.

Jeffrey A. Shepard, 57, Class III	Director Since 2005

Mr. Shepard was appointed Chief Executive Officer and President of Footstar on February 7, 2006. He was appointed to Footstar’s Board of Directors in January 2005. He formerly served as President and Chief Executive Officer of our Meldisco division from 1996 to February 2006. Mr. Shepard was an executive officer of Footstar at the time it filed for reorganization under Chapter 11 in March 2004.

CORPORATE GOVERNANCE

BOARD INDEPENDENCE AND COMPOSITION

Upon the Company’s emergence from bankruptcy, pursuant to the Company’s Plan of Reorganization, our current President and Chief Executive Officer, Mr. Shepard (who has served as a Company director since 2005 and, prior to our emergence from bankruptcy, served as President of the Company’s Meldisco division) remained a member of the Board. In March 2007, Mr. Sywassink, a Class II director, resigned as a member of the Board. The Board appointed Mr. Gerald Kelly, formerly a Class I director, to fill the Class II directorship left vacant by Mr. Sywassink’s resignation. In March 2007, the Board, upon the recommendation of the Nominating and Governance Committee, also appointed Mr. Scheiwe to fill the Class I vacancy created by Mr. Gerald Kelly’s appointment as a Class II director. Mr. Scheiwe was recommended to the Nominating and Governance Committee by Mr. Couchman, who is a non-management director, Chairman of the Board, Chairperson of the Nominating and Governance Committee and a member of the Compensation Committee. All other current members of the Board, including Mr. O’Hara and Mr. Weinstein, who are our other Class I nominees, were recommended by: (i) Mr. Couchman, who was on the Equity Committee (the committee appointed by the U.S. Trustee to represent the interests of our stockholders during the bankruptcy proceedings) and who also was designated as Chairman of the Board upon our emergence from bankruptcy, and (ii) Mr. Shepard, our President and Chief Executive Officer. All persons designated to serve as directors were appointed in connection with the approval of the Company’s Plan of Reorganization.

The Company is not subject to the listing requirements of any securities exchange or the Nasdaq Stock Market because the Common Stock of the Company is quoted on the over-the-counter bulletin board. However, the Board has adopted the independence criteria established by the Nasdaq Stock Market (“Nasdaq”) for determining director independence and, for all Audit Committee members, the independence requirements of Nasdaq and the SEC for determining their independence. The Board has determined that of our current Board members each of Messrs. Couchman, Davis, Finerman, Alan Kelly, Gerald Kelly, O’Hara, Scheiwe, and Weinstein are independent as defined under the listing requirements of Nasdaq. In making its determinations regarding these directors, the Board assessed all of the information provided by each director in response to inquiries concerning his independence and concerning any business, family, employment, transactional, or other relationship or affiliation of such director with the Company. When considering Mr. Couchman’s independence, the Board considered the matter described under “Transactions with Related Persons” below. Mr. Sywassink was no longer a Board member when the Board made its independence determinations for 2007. We did not, and were not specifically required to, determine Mr. Sywassink’s independence under Nasdaq listing requirements but we believe Mr. Sywassink would have qualified as independent under the listing requirements of Nasdaq. Because the persons on our former Board (as it was constituted prior to our emergence from bankruptcy) ceased to serve as directors in February 2006, the current Board did not assess those persons’ independence for purposes of this Proxy Statement. We did not, and were not specifically required to, determine those persons’ independence under Nasdaq independence requirements, but we believe that of our former Board members, Messrs. Goldstein, Davies, Day, and Olshan and Ms. Musham, would have qualified as independent under Nasdaq independence requirements.

A copy of the Company’s Director Independence Standards is available at the Corporate Governance section of the Company’s website at www.footstar.com.

Board and Committee Meetings; Director Attendance Policy

In fiscal 2006, the former Board (prior to our emergence from bankruptcy) held one meeting, but no Audit Committee, Compensation Committee or Nominating and Governance Committee meetings were held by the former Board. In fiscal 2006, the current Board held seven meetings, the Audit Committee held six meetings, the Compensation Committee held seven meetings, and the Nominating and Governance Committee held two meetings. Each current director attended no fewer than 75% of the total number of meetings of the Board and of the Committees of which he was a member. The Company did not have an annual meeting of stockholders in 2006, but our current director attendance policy is that it is the personal responsibility of each Board member to endeavor to attend all annual meetings of stockholders.

AUDIT COMMITTEE

Mr. Alan Kelly (Chairperson), Mr. Davis and Mr. Weinstein are the current members of the Audit Committee. The Board has determined that each member of the Audit Committee is independent in accordance with Nasdaq listing requirements (which the Company has adopted as its Independence Standards) and Section 10A-3 of the Securities Exchange Act. The Board also has determined that each member qualifies as an “audit committee financial expert” in accordance with SEC rules. This designation is an SEC disclosure requirement related to our Audit Committee members’ experience and understanding of accounting and auditing matters and is not intended to impose any additional duty, obligation or liability on our Audit Committee members.

The principal functions of the Audit Committee include:

•	assisting the Board in the oversight of the integrity of the Company’s financial statements and its financial reporting processes and systems of internal controls;
•	overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; and
•

appointing and retaining, compensating and overseeing the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

COMPENSATION COMMITTEE

Mr. O’Hara (Chairperson) and Mr. Couchman are the current members of the Compensation Committee. Mr. Sywassink, a former member of the Compensation Committee, resigned in March 2007 and, following the Annual Meeting, the Board anticipates filling the vacancy created by Mr. Sywassink’s resignation. The Board has determined that each member of the Compensation Committee is independent in accordance with Nasdaq listing requirements (which the Company has adopted as its Independence Standards).

Impact of the Bankruptcy Proceedings on Executive Officer Compensation

As described in more detail in the Compensation Discussion and Analysis below, while the Company was in bankruptcy, management engaged a compensation consultant, Mercer Human Resource Consulting (“Mercer”), to develop a market-based compensation program for our executive officers. Mercer analyzed the compensation programs of comparable companies to propose a new compensation program for our executive officers. This general compensation program was approved by our Compensation Committee (as it was constituted prior to our emergence from bankruptcy) in 2005. Following Committee approval, management negotiated the final terms of our current compensation program with the Equity Committee, which was a committee appointed by the U.S. Trustee while the Company was in bankruptcy to represent the interests of our stockholders. The total program was then approved by the bankruptcy court.

The Role of the Compensation Committee Post-Bankruptcy

Upon our emergence from bankruptcy, our Compensation Committee was comprised of the directors specified in the Company’s bylaws. Vacancies on the Compensation Committee will be filled by our Board. The Compensation Committee generally expects to hold regularly scheduled in person meetings each year and additional meetings as appropriate either in person or by telephone. The Compensation Committee has overall responsibility for monitoring, on an on-going basis, the executive compensation policies, plans and programs of the Company. Although many of the compensation decisions are made during the Compensation Committee’s annual review process and its regularly scheduled meetings, the compensation planning process spans throughout the year.

The Compensation Committee reviews and approves the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee reviews, determines and approves compensation of all other executive officers of the Company, and will oversee, administer and determine awards, if any, under the Company’s equity based compensation plans. The Compensation Committee also is responsible for establishing the semi-annual performance goals and financial targets for the executive officers of the Company under the semi-annual cash incentive plan and for determining the actual cash incentive award earned during the applicable performance period. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more members.

Role of Management

Generally, the Compensation Committee Chair works with management in establishing the agenda for Compensation Committee meetings. Management prepares and submits information during the course of the year for the consideration of the Compensation Committee, including performance measures and financial target recommendations for the semi-annual cash incentive plan and recommendations for increases in salary and other elements of compensation for the Company’s executive officers. The Compensation Committee also reviews management’s performance evaluations of the executive officers. Upon request by the Compensation Committee, management provides the Committee with other data and information regarding the compensation of the Company’s executive officers.

Committee Advisors

The Compensation Committee charter grants the Committee full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities. When making its determinations regarding increases in salary levels for our executive officers in fiscal 2006, the Compensation Committee considered the peer group data that had been prepared by Mercer in 2005 when Mercer developed the Company’s new compensation program. However, in the fall of 2006, the Compensation Committee established a relationship with Mercer, in which Mercer was engaged by and reports directly to the Compensation Committee on any compensation issues the Committee deems appropriate, including the compensation of the Company’s executive officers. Mercer has since assisted the Compensation Committee in its evaluation of the compensation of our Chief Executive Officer and our other executive officers. In fiscal 2006, Mercer’s primary role was to help the Compensation Committee design the market peer group discussed in the Compensation Discussion and Analysis below and set appropriate compensation target levels for our Chief Executive Officer and our other executive officers as compared to that group. The Compensation Committee used the results of this market peer group analysis during its 2007 annual review of executive compensation. Mercer also acts as the Plan Actuary for the Company’s Supplemental Executive Retirement Plan.

Director Compensation Process

A discussion of director compensation is included in the “Director Compensation” section of this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has ever been an officer or employee of the Company, nor is any member of the Compensation Committee an executive officer of another entity at which one of our executive officers serves on the board of directors.

A description of the reimbursement by the Company to Mr. Couchman of certain of expenses is included under “Transactions with Related Persons” below.

NOMINATING AND GOVERNANCE COMMITTEE

Mr. Couchman (Chairperson), Mr. Finerman and Mr. Gerald F. Kelly are the current members of the Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is independent in accordance with Nasdaq listing requirements (which the Company has adopted as its Independence Standards).

The principal functions of the Nominating and Governance Committee, as applicable, include:

•

assisting the Board, as applicable, in fulfilling its responsibilities relating to selecting nominees for election to the Company’s Board by identifying, screening, and recommending certain potential director candidates to the Board; and

•	recommending to the Board individuals to fill any vacancies on the Board and any committee thereof; and
•	overseeing the corporate governance practices of the Board.

Footstar’s directors play a critical role in guiding the Company’s business strategy and in overseeing the management of the Company. In identifying acceptable potential director candidates, the Nominating and

Governance Committee will consider and evaluate director nominees submitted by stockholders, incumbent directors or management and any other source the Committee deems appropriate, including nominees identified by any independent search firm that the Committee may from time to time directly retain for such purposes. The Committee will base their initial evaluation of such candidates on the materials submitted by or on behalf of the proposed candidate, the knowledge of the Committee’s members, publicly available information and, if the Committee deems it appropriate, information obtained through inquiries to third parties (including the Committee’s search firm, if any, other members of the Board and Company management).

At a minimum, all candidates considered by the Committee must have the background, knowledge, experience, skill sets and expertise that would be useful to the oversight of the Company’s business and that would strengthen the Board. The Committee also will consider the extent to which a candidate’s qualifications, characteristics, skills and experience complement that of other Board members in order to build a Board that is effective, collegial and responsive to the needs of the stockholders.

In March 2007, the Nominating and Governance Committee adopted a process by which stockholder may recommend director candidates to the Company’s Board. Stockholders wishing to submit a director candidate for consideration and evaluation by the Nominating and Governance Committee should submit, in writing, the same information concerning the director candidate and the recommending stockholder as described in Article II, Section 10(a)(ii) of the Company’s bylaws for stockholder nominations for director and any additional information about the candidate’s qualifications that the submitting stockholder believes would be relevant to the Committee’s evaluation. The communication should be sent to Footstar, Inc., Chair of the Nominating and Governance Committee, c/o Corporate Secretary, 933 MacArthur Boulevard, Mahwah, NJ 07430. The candidate must meet the selection criteria set forth in the Nominating and Governance Committee Charter and must be willing and expressly interested in serving on the Board. The Committee may also request additional background or other information.

COMMITTEE CHARTERS

The Audit Committee, Compensation Committee, and Nominating and Governance Committee each operate pursuant to a written charter. Each Committee intends to review its charter on an annual basis. In March 2007, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed and revised its charter. The revised charter of each committee was subsequently approved by the Board. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available at the Corporate Governance section of the Company’s website at www.footstar.com.

CORPORATE GOVERNANCE GUIDELINES

On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted Footstar’s Corporate Governance Guidelines. These Guidelines supplement the governance provisions in the

Company’s bylaws and are available at the Corporate Governance section of the Company’s website at www.footstar.com.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a code of business conduct and ethics which applies to the Company’s chief executive officer, principal financial officer, principal accounting officer, and to all other directors, officers and employees. The code of business conduct and ethics is available at the Corporate Governance section of the Company’s website at www.footstar.com, under Code of Conduct and Compliance Program. A waiver from any provision of the code of business conduct and ethics in favor of a director or executive officer may only be granted by the Board of Directors and any such waiver will be publicly disclosed. The Company will disclose substantive amendments to and any waivers from the code of business conduct and ethics provided to the principal executive officer, principal financial officer or principal accounting officer or controller (or persons performing similar functions) on the Company’s website at www.footstar.com.

STOCKHOLDER COMMUNICATIONS PROCESS

Stockholders and other parties interested in communicating directly with the non-management directors as a group, the Board or the Chairs of our Audit, Compensation and Nominating and Governance Committees, concerning Board, Committee or Company-related issues may do so by writing to the non-management directors as a group, the Board or the Committee Chair c/o Corporate Secretary at Footstar, Inc., 933 MacArthur Boulevard. Mahwah, NJ 07430.

The Nominating and Governance Committee has approved a process for handling communications received by the Company and addressed to the non-management directors as a group, the Board, or Committee Chairs. Under that process, the Corporate Secretary of the Company will forward communications to the director or directors as indicated, except for the following types of communications:

•	Communications that advocate the Company’s engaging in illegal activities;

•	Communications that, under community standards, contain offensive, scurrilous or abusive content;

•	Communications that have no rational relevance to the business or operations of the Company; and

•	Mass mailings, solicitations and advertisements.

If a communication is determined to fall within one of these categories and is not delivered to the director or directors, the communication will be made available to any director to whom it was directed and who wishes to review it.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

Since our emergence from bankruptcy in 2006, the Board of Directors, from time to time, has evaluated a number of possible alternatives to enhance shareholder value, including acquisition opportunities, changes in the terms of our principal contracts, the payment of one or more dividends, and the sale of our assets or stock. One of the possible alternatives explored by the Company included a possible acquisition of the stock of the Company by an entity established and controlled by Mr. Couchman, who is the Chairman of our Board, a Compensation Committee member, and the Chairperson of the Nominating and Governance Committee. In connection with this possible alternative, the independent disinterested directors approved the reimbursement of approximately $160,000 of legal and banking expenses incurred by this entity. Ultimately a determination was made not to proceed with a potential transaction. The Board was aware of and considered the foregoing in determining that Mr. Couchman is an independent director.

Company Policy and Procedure

On March 26, 2007, the Board of Directors adopted a written policy for the review and the approval or ratification of any related person transaction, which will apply to any potential related person transactions which may be proposed after the adoption date of the policy. The policy applies to the “related persons” described above and generally defines a related person transaction as one or a series of similar transactions, arrangements or relationships in which the Company was, is, or will be a participant and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the policy, a related person transaction requires the approval or ratification of the Audit Committee (or by the Chair of the Audit Committee in those situations in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including to the extent applicable, the related person’s relationship to the Company, their interest in the transaction, and the material facts and terms of the transaction. No related person is to participate in the review of a transaction in which he or she may have an interest.

No transactions were required to have been reviewed and considered under this policy since its adoption, including the transaction involving Mr. Couchman described under “Transactions with Related Persons” above, because the policy was not in place at the time of the transaction. The reimbursement of expenses involving Mr. Couchman described above, however, was reviewed and approved by the independent disinterested directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Our Business

The family footwear business, where the majority of our business is generated, is highly competitive. The Company has operated licensed footwear departments in discount chains since 1961, and is the only major operator of licensed footwear departments in the United States today. We offer a wide range of quality, value-priced footwear. The Company’s traditional strength has been in quality leather footwear which it currently offers under the Thom McAn brand, as well as seasonal, work, value-priced athletic, women’s casual and children’s shoes.

We sell family footwear through licensed footwear departments and wholesale arrangements. The licensed footwear operation sells family footwear and lower-priced basic and seasonal footwear in Kmart and Rite Aid stores. In our licensed footwear departments, we generally sell a wide variety of family footwear, including men’s, women’s and children’s dress, casual and athletic footwear, work shoes and slippers. As of December 30, 2006, we operated licensed footwear departments in 1,392 Kmart stores, as well as in 854 Rite Aid stores located on the West Coast. The Company also supplies certain retail stores, including stores operated by Wal-Mart Stores, Inc. and Rite Aid, with family footwear on a wholesale basis.

Background – Our Emergence from Bankruptcy and Our Agreement with Kmart

In March 2004, the Company filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. During the bankruptcy proceeding, we continued to operate our business and manage our properties. On February 7, 2006, the Company’s Plan of Reorganization became effective and we emerged from bankruptcy.

On July 2, 2005, while the Company was in bankruptcy, the Company and Kmart entered into an agreement, which amended the original “master” agreement that governed our arrangement with Kmart. This amended agreement, which we call the “Kmart Agreement,” took effect beginning January 2, 2005 and allows us to continue operating the footwear departments in Kmart stores, but also permits termination of the agreement if the Company fails to meet minimum sales tests, staffing obligations or other provisions of the agreement. The Kmart Agreement expires at the end of 2008. The licensed footwear departments in Kmart comprise the major part of our sales.

Overview and Objectives of the Three Year (2006-2008) Compensation Program

Footstar’s Executive Retention Challenges. Our success is dependent upon our ability to attract and retain qualified and talented individuals. As a consequence of the uncertain future of the Company upon the expiration of the Kmart Agreement, we face an acute risk of being unable to attract or retain qualified senior management such as the executives named in the Summary Compensation Table below, whom we refer to as our “named executive officers.” We designed our compensation programs to address this risk.

Prior to our emergence from bankruptcy, the Company retained Mercer Human Resource Consulting (“Mercer”) to develop a compensation program which would motivate and retain management and key associates through the end of the Kmart Agreement. The proposed compensation program targeted Total Direct Compensation, which means base salary plus annual incentive awards plus retention payments (which we equate with equity awards for peer comparisons), at the 50th percentile of a peer group developed by Mercer. A list of the companies which comprised this peer group is provided below under the heading “Peer Group Benchmarking”. The compensation program was approved by the Compensation Committee as it was constituted prior to our emergence from bankruptcy. The Board (as it was constituted prior to our emergence from bankruptcy) then agreed upon the final compensation program with the Equity Committee, which was a committee appointed by the U.S. Trustee to represent our stockholders’ interests in the bankruptcy proceedings. The total program was then approved by the bankruptcy court. The final program, which was at somewhat less than the 50th percentile of the peer group for Total Direct Compensation, reflected compromises both in terms of program design and in the total amount of compensation delivered.

The program was comprised of a greater mix of cash and cash incentives and less equity than those of the peer group because of the unique situation facing the Company upon emergence from bankruptcy and the pending expiration of the Kmart Agreement. The Board also believed that by tying compensation to cash flow, there would be a more direct link to the value created for our stockholders over the remaining term of the Kmart Agreement. For this reason, awards under our semi-annual performance-based incentive program are linked to increases in adjusted EBITDA, as described in more detail under “Performance-Based Incentive Compensation” below.

In connection with our emergence from bankruptcy on February 7, 2006, the bankruptcy court approved this three-year compensation program (our “compensation program”), which is intended to extend through the termination of our agreement with Kmart.

The components of this compensation program as it pertains to each active officer, including each of our current named executive officers, are contained in employment agreements that were approved by the bankruptcy court. These employment agreements set minimum levels of compensation for each officer for the 2006 through 2008 period. Upward adjustments to this program, the setting of specific incentive target and payout levels for the incentive plan, and the general administration of these agreements are among the responsibilities of the new Compensation Committee.

Compensation Program Objectives. Footstar’s compensation and benefit objectives are driven by our business environment and the unique challenges to executive recruitment and retention described above. The objectives of our compensation program are to:

•	reward behavior that drives operating cash flow and maximizes the value of our stockholders’ investments in Footstar;

•	link a significant portion of earned compensation to performance measures that the Compensation Committee believes most correspond to increases in stockholder value;

•	retain and motivate our executives and other key associates who possess the unique knowledge and experience vital to the achievement of Footstar’s financial goals; and

•	maintain organizational stability through the retention of management, pending resolution of uncertainty relating to the expiration of the Kmart Agreement.

Compensation Committee

In connection with the Company’s emergence from bankruptcy, Mr. Shepard and Mr. Couchman (who was on the Equity Committee and who is now Chairman of our Board, the Chairperson of our Nominating and Governance Committee, and a member of our Compensation Committee) worked together to select the persons who became our directors upon our emergence from bankruptcy (with the exception of Mr. Shepard, who has been a Company director since 2005 and Mr. Scheiwe, who was appointed by the Board in 2007). Our current Compensation Committee is comprised of directors recommended by Mr. Shepard and Mr. Couchman. The Compensation Committee assumed responsibility for establishing the policies that govern the implementation, administration and interpretation of all aspects of our compensation program, including for each of our current named executive officers.

Since its formation, this new Compensation Committee has:

•	reviewed executive performance and approved merit salary increases;

•	retained Mercer as its outside compensation consultant to advise on all matters related to executive compensation;

•

established a new peer group for pay and performance comparisons that reflects the unique challenges facing our business as a result of our dependence on the Kmart business and the December 2008 expiration of that relationship;

•	established semi-annual performance targets for the Company’s cash-based incentive plan; and

•	adopted a new Compensation Committee charter.

Peer Group Benchmarking

In making their compensation decisions for fiscal 2006, the Compensation Committee utilized the peer group data which was prepared by Mercer in the fall of 2005, prior to our emergence from bankruptcy. This peer group data provided the basis for the development of the compensation program which has been integrated into our officer’s employment agreements, as discussed above. The peer group consisted of:

Genesco Inc.	Chico’s FAS, Inc.
Wolverine World Wide, Inc.	Guess?, Inc.
Too, Inc.	Hot Topic, Inc.
Gymboree Corporation	Shoe Carnival Inc.
Hartmarx Corporation	Stride Rite Corporation
Kenneth Cole Productions, Inc.

In the fall of 2006, the new Compensation Committee retained Mercer to conduct a study of the compensation practices of a new group of peer companies listed below. Mercer examined the compensation practices of 19 retail companies that range in size from approximately one-half to approximately twice our annual revenues, which Mercer determined to be an appropriate size range for comparison purposes. We call this group our “market peer group.” The market peer group included:

Genesco Inc.	DSW Inc.
Wolverine World Wide, Inc.	Skechers USA, Inc.
The Dress Barn, Inc.	Finlay Enterprises, Inc.
Gymboree Corporation	Hot Topic, Inc.
Hartmarx Corporation	Shoe Carnival Inc.
Bombay Company Inc.	Stride Rite Corporation
Wilsons The Leather Experts Inc.	K-Swiss Inc.
The Wet Seal, Inc.	United Retail Group, Inc.

Kenneth Cole Productions, Inc.	Steven Madden, Ltd.
Tweeter Home Entertainment Group, Inc.

Also, due to the pending expiration of the Kmart Agreement, compensation practices at five “distressed” companies were considered as part of the market peer group.

The new market peer group selected by the Compensation Committee, in conjunction with Mercer, is intended to reflect companies in similar industries with whom the Company competes for executive talent. Based on the review of the benchmarking data provided by Mercer, the Compensation Committee believes that the executives at these companies share the same general scope of management responsibilities and, in the case of the distressed companies, are subject to similar challenges facing our executive officers.

The Compensation Committee considered the results of its analysis of the compensation practices within the market peer group, as well as the unique challenges and uncertainties facing the Company over the next three years, in setting the target compensation levels for our named executive officers.

The Compensation Committee currently targets Total Cash Compensation, which means base salary plus target performance incentive awards, at the 75th percentile of the market peer group.

Total Direct Compensation, which means base salary plus annual incentive awards plus retention awards (which we equate with equity awards for peer comparisons), is targeted at the 50th percentile of the market peer group.

This positioning reflects the Compensation Committee’s determination, based upon the advice provided by Mercer, that a greater reliance on cash, cash performance incentives and cash retention payments than the market peer group, was appropriate given the Company’s dual objectives of:

•	maintaining and increasing stockholder value in the short-term, which is directly impacted by cash flow generation during the remaining term of our Kmart Agreement, and

•	retaining key employees during the remaining term of our Kmart Agreement.

Structure and Elements of Executive Compensation

Employment Agreements.

As discussed above, each of our current executive officers has an employment agreement, which establishes base compensation levels for each component of our compensation program. These agreements are intended to help to retain our executive officers by providing them with an increased level of certainty with respect to compensation arrangements. We considered these agreements to be essential to the stability of our business as we prepared to exit from bankruptcy and continue operations through the remaining term of the Kmart Agreement.

Details regarding the material provisions of the agreements are described under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table below. All of the agreements contain restrictive covenants, including non-competition provisions which, among other things, restrict our executive officers from obtaining employment with a list of our key competitors, including Kmart and Sears, Roebuck and Co. The non-compete provisions recognize that the loss of our key executives to these competitors could potentially jeopardize Footstar’s business.

For each current named executive officer, our compensation program consists of all or some of the following elements:

•	Base salary;

•	Performance-based incentive compensation;

•	Semi-annual retention payments;

•	Severance payments (comprised of cash payments and/or vesting of restricted stock);

•	Supplemental Executive Retirement Plan benefits (“SERP”);

•	Benefits; and

•	Perquisites.

Base Salary.

Current levels of base salary range from approximately the 55th to the 75th percentile of the market peer group. The base salary of each of our current named executive officers in no case exceeds the 75th percentile of our market peer group.

In reviewing base salary levels during the spring of 2006, the Compensation Committee believed that aligning Total Cash Compensation, of which base salary is a key component, was crucial to remaining competitive and retaining our core executive team. Base salary levels directly impact awards under our semi-annual incentive compensation program, which are expressed in part as a percentage of each executive’s base salary. The Compensation Committee intends to review base salaries at least annually and, utilizing benchmarking data provided by the Committee’s compensation consultant, will consider increases based on individual performance, position, increases in responsibility, and Company profitability. Our Chief Executive Officer also is directly involved in making recommendations to the Compensation Committee concerning base salaries and other elements of compensation for key management, including our executive officers. The Compensation Committee considers the Chief Executive Officer’s recommendations prior to its approval of compensation for our executive officers. The Chief Executive Officer’s performance also is reviewed by the Compensation Committee, which recommends any salary increases subject to the review of the Board of Directors.

The Compensation Committee last approved base salary increases for all current named executive officers in the spring of 2006 as part of the Company’s annual review process. Such increases ranged from 3% to 4% of base salary, at a total annual cost of $76,700. In the fall of 2006, the Committee also approved an increase in base salary for Mr. Lynch to reflect his new responsibilities as Chief Financial Officer.

In the spring of 2007, taking into consideration management’s recommendation, the Compensation Committee did not approve any base salary adjustments for our executive officers. This decision reflected the Committee’s desire to tie any increase in compensation for 2007 to performance-based incentive plan results, which align increases in compensation to our executive officers with increases in stockholder value.

Performance-Based Incentive Compensation.

Under our performance-based incentive plan, our current named executive officers are eligible to earn semi-annual cash incentive awards based on the Company’s performance against pre-established financial objectives approved by the Compensation Committee.

Company management, including our Chief Executive Officer, submits recommendations on proposed performance metrics for the applicable performance period to the Compensation Committee, which are subject to adjustment and approval by the Committee.

The incentive awards for 2006 were based on adjusted EBITDA, as described below. The Compensation Committee believes this financial measure approximates operating cash flow. We believe this financial measure focuses our executives on achieving critical short-term cash flow objectives, which in turn results in increased value to our stockholders. For this reason, the Compensation Committee determined to continue to base incentive awards on adjusted EBITDA for the 2007 performance cycles. The incentive plan also is designed to encourage management and other key associates to retain employment with the Company through the remaining term of the Kmart Agreement by shortening the period between the beginning of an incentive performance period and actual earned incentive awards. If an executive officer voluntarily terminates employment with the Company (other than in the case of constructive termination), he or she will forfeit the right to receive the next semi-annual cash incentive award under the performance-based incentive plan.

Adjusted EBITDA as a Performance Measure. For 2006, we used earnings before interest, taxes, deprecation & amortization (sometimes referred to as “EBITDA”), after certain adjustments, as our performance target to determine the size of the semi-annual incentive awards. Actual EBITDA results are adjusted:

•

Downward, if the seasonal final aged inventory exceeds 7% of total inventory as indicated on our financial statements. The aged inventory adjustment is designed as an incentive to keep inventory as current as possible in order to maintain the value of our inventory, which is one of our principal assets.

•

Upward or downward, in the event that store closing levels are above or below previously estimated planned closings. This insures that our executives are neither advantaged nor disadvantaged by Kmart’s decision to close more or fewer stores than planned at the beginning of the performance period.

•	Upward or downward, if unexpected bankruptcy related charges or professional fees are above or below planned levels.

All adjustments are made pursuant to formulas approved by the Compensation Committee.

We believe these stated adjustments help achieve the performance objectives that the plan is designed to encourage.

Incentive Opportunities at Target EBITDA. Incentive opportunities under our performance-based incentive plan are based on the particular EBITDA targets established by the Compensation Committee. If adjusted EBITDA equals or exceeds established levels, incentive awards are determined based directly on a designated percentage of base salary for each current named executive officer. The actual percentages for each named executive officer are reviewed by the Committee to insure competitiveness with the market peer group.

The Compensation Committee may increase an incentive percentage above the percentage originally included in that executive’s employment agreement if it deems such increase appropriate. For example, effective January 1, 2007, Mr. Lynch’s incentive opportunity was increased five percentage points by the Compensation Committee in order to reflect his new increased responsibilities as Chief Financial Officer for the Company. For 2006, the annual incentive award opportunities, expressed as a percentage of base salary, for our participating named executive officers, were as follows:

•	Mr. Shepard – 100%;
•	Mr. Lynch – 45%;
•	Mr. Lenich – 50%;
•	Ms. Richards – 50%;
•	Mr. Proffitt – 45%; and
•	Mr. Robbins – 45%.

Seasonal EBITDA Targets and Payout. Our incentive EBITDA targets are set seasonally, rather than annually. The spring season is January through June and the fall season is July through December. Incentive award payouts are determined by actual adjusted EBITDA results compared against the targets pre-established by the Compensation Committee for each season. Payouts are determined based on where actual adjusted EBITDA results fall in comparison to “Threshold,” “Target,” and “Maximum” performance.

The incentive award paid out for each season is equal to the percentage indicated above multiplied by one-half of the named executive officer’s annual base salary (because each season is one-half of a year) and then multiplying the product by the following scale:

•	Maximum: 200% payout;
•	Target: 100% payout (when the “plan” is achieved);
•	Threshold: 50% payout.

Threshold performance is required to earn the minimum award available. Performance that falls between Threshold and Target or between Target and Maximum are determined on a straight line basis to the nearest whole percentage point.

The actual calculation of payouts is reviewed by our independent auditors and those results are presented to the Compensation Committee for approval.

2006 Targets and Payouts. Target adjusted EBITDA performance established for 2006 was a planned amount established in connection with our Plan of Reorganization and corresponded to the financial plan approved by the Board for fiscal 2006. Actual adjustments to EBITDA included downward adjustments for store closings, since fewer stores were closed than planned, as well as downward adjustments for bankruptcy related fees and claims, which were less than planned. For the spring 2006 season, Target adjusted EBITDA performance was $10,958,000, Maximum adjusted EBITDA performance was $14,850,000, and Threshold adjusted EBITDA performance was $8,250,000. Actual adjusted EBITDA performance for the spring 2006 season was $20,412,000, which resulted in a 200% payout. For the fall 2006 season, Target adjusted EBITDA performance was $17,833,000, Maximum adjusted EBITDA performance was $24,070,000 and Threshold adjusted EBITDA performance was $13,370,000. Actual adjusted EBITDA performance was $27,900,000, which resulted in a 200% payout.

Incentive awards made to each of the named executive officers for the year ended December 30, 2006 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. The range of possible payouts under the incentive plan is reflected under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Fiscal Year 2006 Grants of Plan Based Awards Table below.

Retention Program.

In order to foster the Company’s objective of retaining its key executives throughout the critical three-year period preceding the termination of the Kmart Agreement, the compensation program combines semi-annual retention payments with severance protection. The severance element of the program consists of lump sum cash payments and, for certain executives, restricted stock that vests upon the occurrence of certain termination events. Each of our current named executive officers is entitled to receive retention payments and severance protection, which together we call our “retention program.” The amount to be paid to each named executive officer under each component of the retention program is reflected in his or her employment agreement and was approved by the bankruptcy court. Because Mr. Hilpert and Mr. Wilson were not employees after the Company emerged from bankruptcy, they did not participate in the retention program. Mr. Robbins did not participate in this program since his employment was planned to, and did in fact, end within sixty days of our emergence.

We established the retention program to provide short-term financial incentives to our key executives, including our current named executive officers, while also providing the executives with a sense of overall financial security given their heightened exposure to possible termination upon the expiration of our agreement with Kmart. The cost of the retention program is intended to be equivalent to the change in control severance plan it replaced (see discussion under “Severance Payments” below). Each individual component of the retention program is explained below.

Retention Payments. As part of our retention program, our current named executive officers receive a semi-annual retention payment in cash in July and December of each year from 2006 through 2008. As a result of the negotiations with the Equity Committee during our bankruptcy proceedings and as approved as part of our Plan of Reorganization, the amount of the retention payment for each current named executive officer was the same amount as the retention payment approved by the bankruptcy court for payment during 2005. However, any retention payments actually made to our named executive officers will be deducted from any lump sum cash severance payment received by the executive upon the occurrence of certain employment termination events, as further discussed below. The Compensation Committee increased the annual retention plan payments for 2007 and 2008 for Mr. Lynch from $87,745 to $100,000 in order to reflect his new increased responsibilities as Chief Financial Officer.

Retention payments are made according to this schedule as long as the named executive officer remains employed through each payment date. However, as mentioned above, upon the occurrence of certain employment termination events, our named executive officers would, in effect, receive a lump sum payment of any unpaid retention payments due in 2007 and 2008 at the time of termination as part of their lump sum cash severance payment. The payments were designed to mitigate the effects of the uncertainties facing Footstar by providing incentives for certain key associates, including our current named executive officers, to remain employed with the Company through the expiration of the Kmart Agreement. A description of the triggering events that would cause the Company to pay our current named executive officers this amount is included under the heading “Potential Payments Upon Termination or Change in Control” below.

Retention payments made to our named executive officers in 2006 are reflected in the “Bonus” column of the Summary Compensation Table below.

Severance Payments. As part of our retention program, our current named executive officers are entitled to receive a lump sum cash severance payment, and in the case of the named executive officers who also participate in our Supplemental Retirement Plan (SERP), the release of restrictions on shares of restricted Common Stock granted at the time of our bankruptcy emergence, upon the occurrence of certain employment termination events. Restricted stock was granted in lieu of a portion of the lump sum cash severance payment due upon the occurrence of certain employment termination events. We believed that it was important to offer these competitive levels of severance protection in order to retain our key executives by providing them with a sense of financial security in light of the uncertainties facing the Company.

As described below, the lump sum cash severance payment levels and the number of restricted shares granted as part of the retention program were established using a formula based upon a number of factors negotiated with the Equity Committee and approved as part of the Plan of Reorganization.

Prior to filing for bankruptcy, Mr. Shepard, Mr. Lenich, Ms. Richards and Mr. Proffitt were each parties to individual employment or change in control agreements with the Company, which provided severance benefits of two times base salary plus target bonus in the event of an involuntary termination following a change in control.

In May 2004, the bankruptcy court approved fixed dollar Basic Severance (“Basic Severance”) benefits equivalent to 18 months of base salary plus target bonus for Mr. Shepard and Ms. Richards, 12 months base salary and target bonus for Mr. Lenich and Mr. Proffitt and 6 months base salary and target bonus for Mr. Lynch.

In December 2004, the bankruptcy court ordered that the severance due upon an involuntary termination following a change in control (“Change in Control Severance”) be set at two years base salary plus target bonus for Mr. Shepard and eighteen months base salary plus target bonus for the other current named executive officers.

As a result of negotiations with the Equity Committee, and as approved in our Plan of Reorganization, it was agreed that the lump sum severance amount under our retention program would be the value of the Change in Control Severance approved by the bankruptcy court in December 2004 minus the value of all retention payments planned for 2006 through 2008, as described above.

In addition, each SERP participant agreed to receive a portion of this severance payment in the form of restricted stock. The amount of severance converted to restricted stock for each of the four executives was the difference between the amount of the Change in Control Severance approved by the bankruptcy court in December 2004 and the value of their Basic Severance approved by the bankruptcy court in May 2004. The number of restricted shares issued was determined by dividing this difference by $5.00, as agreed upon with the Equity Committee.

The amount of severance due, including restricted stock, was set at a fixed amount for each executive officer in their employment agreement.

Accordingly, effective upon the Company’s emergence from bankruptcy on February 7, 2006, Mr. Shepard, Mr. Lenich, Mr. Proffitt and Ms. Richards were granted an award of restricted Common Stock, which comprises part of their severance payment. Each of these named executive officers has all of the rights of a stockholder of the Company with respect to the restricted stock, including the right to vote the stock and receive dividends. As a result, each of these named executive officers will be entitled to receive the $5.00 per share cash distribution declared by our Board in March 2007 for stockholders of record as of the close of business on April 13, 2007. The restrictions on the stock will only lapse upon the occurrence of certain employment termination triggering events. A description of the triggering events which would entitle our current named executive officers to severance payments is included under the heading “Potential Payments Upon Termination or Change in Control” below.

Other Severance Arrangements. Mr. Wilson and Mr. Robbins received severance upon the termination of their employment in 2006. Mr. Hilpert was not eligible for severance. However, as reflected in the “Bonus” column of the Summary Compensation Table, in February 2006, upon the Company’s emergence from bankruptcy and the effective date of the Plan of Reorganization, Mr. Hilpert received a $1.7 million bonus under the terms of his employment agreement.

A description of the amounts paid to Mr. Wilson, Mr. Robbins and Mr. Hilpert upon termination of their employment with the Company, as well as a description of the potential severance payments to our current named executive officers upon the occurrence of certain triggering events, are provided under the heading “Potential Payments Upon Termination or Change in Control” below.

Supplemental Executive Retirement Plan (“SERP”).

Our SERP was instituted in 1996 and was originally designed to offer key senior executives a competitive level of retirement income. We also intended the SERP to act as additional incentive to these executives to continue their employment with the Company, thereby assuring orderly management succession. Eligibility for participation in the SERP was limited to executives designated by our Compensation Committee.

While the Company was in bankruptcy, the bankruptcy court authorized the Company to continue to honor its obligations under the SERP, subject to certain modifications. No new participants were to be added to the SERP. Of our current named executive officers, Mr. Shepard, Mr. Lenich, Mr. Proffitt and Ms. Richards, were participants in the SERP when the plan was closed to new participants. Under the court-ordered modification, future benefit calculations were to reflect the current salary levels, but bonus levels for benefit calculation purposes were capped at 2004 levels (i.e., 65%, 50%, 45% and 50% for Mr. Shepard, Mr. Lenich, Mr. Proffitt and Ms. Richards, respectively). In connection with the Company’s emergence from bankruptcy, it was further ordered by the bankruptcy court that no participant could receive “normal retirement benefits” under the SERP until the expiration or earlier termination of the Kmart Agreement. This means that even if a named executive officer reaches age 60 and has ten years of credited service with the Company (which is the “normal retirement” condition under the SERP) his or her right to begin receiving his or her SERP benefits is suspended until our agreement with Kmart terminates. Participating named executive officers who have reached the age of 55 (but have not reached the “normal” retirement age) and who have at least ten years of credited service with the Company, however, may be entitled to receive a lump sum cash payment of their accrued SERP benefit if the Compensation Committee approves that person’s early retirement. Of our current named executive officers, only Mr. Shepard could be eligible for approved early retirement, if he receives approval from our Compensation Committee.

In addition, named executive officers who participate in the SERP are entitled to a lump sum cash payment of their accrued SERP benefit upon the occurrence of certain termination triggering events. The manner of calculating this lump sum payment is described under “Supplemental Executive Retirement Plan” following the Pension Benefits Table below and a description of the triggering events which would cause the Company to pay participating named executive officer’s this amount are described under the heading “Potential Payments Upon Termination or Change in Control” below.

Benefits.

We provide the opportunity for all full-time associates, including our executive officers, to participate in medical, dental, disability, basic, supplemental, and dependent life insurance, business travel accident insurance, and our 401(k) Profit Sharing Plan. We also provide short-term and long-term disability coverage, vacation and other paid holidays to eligible associates, including the named executive officers. In addition, we provide a retiree medical plan for associates, including one named executive officer, Mr. Proffitt, who met certain service requirements as of October 1992, at which time the plan was frozen to new participants. These benefit programs are designed to provide certain basic quality of life benefits and financial protection to Footstar associates and their eligible dependents. We believe these benefits are both reasonable and generally comparable to benefits offered at other similar-sized retail organizations.

Perquisites.

We do not provide significant perquisites or personal benefits to our executives. The perquisites we do provide include: excess long-term disability benefits, financial planning services (including tax preparation), and executive physicals. We also provide a tax gross-up to reimburse our executives for any additional tax liability incurred by reason of either excess disability benefits or financial planning services.

The cost of the perquisites for our named executive officers is included in the “All Other Compensation” column of the Summary Compensation Table below.

Key Employee Retention Plan Payments

Early in our bankruptcy proceeding, we identified key employees who we believed were critical to the preservation of the value of the Company. In May 2004, the bankruptcy court approved a Key Employee Retention Plan (“KERP”), which was designed to encourage key employees to remain employed by us throughout the reorganization process. Except in the case of Mr. Hilpert, under the terms of each named executive officer’s employment agreement (or, in the case of Mr. Wilson, the terms of his agreement and general release), all of our named executive officers were entitled to receive any outstanding KERP payments following emergence from bankruptcy and those amounts were paid in 2006 upon the Company’s emergence from bankruptcy.

Payments to named executive officers made under the KERP during 2006 are included under the “Bonus” column of the Summary Compensation Table or, in the case of Mr. Wilson, in the “All Other Compensation” column below.

Long Term Incentives-Stock Options-Stock Grants

We do not currently have a long term stock grant or stock option program in effect for key executives or named executive officers. The restricted stock grants, discussed under the “Retention Program” section above, were made to four of the named executive officers when the Company emerged from bankruptcy and are part of the severance package for these named executive officers.

Two earlier stock programs, designed in 1996 to provide eligible associates the opportunity to achieve a financial stake in the Company, the Switch-To-Equity-Plan (“STEP”) and the Career Equity Plan (“CEP”), were discontinued in 2003. Contributions that had been made under these programs prior to 2003 continue to vest according to plan provisions.

Under the STEP program, associates could make annual elections to defer for a period of five years, up to 75% of any annual incentive award earned in deferred shares of Company Common Stock. The Company would match 50% of this associate deferral in shares of deferred Common Stock. The associate’s right to receive the Company match required continuous employment until the end of the five year vesting period. Under the CEP program, selected executives were eligible to receive awards which were based on achieving pre-selected performance metrics in three-year rolling performance cycles. Payouts under the CEP program were paid 50% in cash, 25% in deferred shares that vested in five years and 25% in deferred shares that vested at retirement. As described in more detail under “Potential Payments Upon Termination or Change in Control” below, under the terms of our current named executive officer’s employment agreements, STEP and CEP shares: (i) would be subject to accelerated vesting in the event that the executive is terminated other than for cause and (ii) would continue to vest as though the executive was still employed by the Company in the event of the executive’s normal or approved early retirement.

Shares that vested under these programs in 2006 are included in Option Exercises and Stock Vested in Fiscal Year 2006 below and shares subject to vesting are included in Outstanding Equity Awards at Fiscal Year-End 2006 below.

Stock and Option Grant Policy

Any future equity grants will require approval by the Compensation Committee. In setting the grant price, the Compensation Committee intends to use the average of the highest and lowest stock bid price on the date the grant is approved by the Compensation Committee.

Except for the four equity grants described under “Retention Program” above, no equity grants have been made to named executive officers or other key associates since 2002.

Tax and Accounting Considerations

The Compensation Committee considers the deductibility of executive compensation under IRC Section 162(m), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain executives. The Compensation Committee’s general policy is to structure executive compensation to be tax deductible. The Compensation Committee also believes that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it may be important to compensate one or more key executives above tax deductible limits.

Stock Ownership Guidelines

The Company has determined not to establish share ownership requirements for its executives given its recent emergence from bankruptcy and the challenges facing the Company through the term of the Kmart Agreement. However, as noted under the “Retention Program” section above, the severance package for several of our named executive officers consists of restricted stock. These restrictions will not lapse while the executive remains employed with the Company.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of the Company has reviewed and discussed with management the above Compensation Discussion and Analysis and, based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
of the Board of Directors

Michael O’Hara (Chairperson)
Jonathan M. Couchman

* This Report of the Compensation Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 30, 2006.

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value & Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	TOTAL ($)
CURRENT
Jeffrey A. Shepard, President & Chief Executive Officer	2006	$670,000	$1,068,601	$245,504	$138,379	$1,300,000	$355,349	$103,324 (7)	$3,881,157
Michael Lynch, Senior Vice President & Chief Financial Officer	2006	$281,646	$124,745	$0	$9,810	$241,020	$0	$11,900 (8)	$669,121
William Lenich, Executive Vice President Merchandising	2006	$499,616	$280,666	$179,854	$0	$485,000	$105,624	$30,769 (9)	$1,581,529
Maureen Richards, Senior Vice President, General Counsel & Corporate Secretary	2006	$350,769	$536,250	$15,480	$48,433	$340,000	$111,246	$27,634 (10)	$1,429,812
Randall Proffitt, Senior Vice President Store Operations	2006	$318,808	$168,582	$113,678	$27,676	$280,350	$153,286	$19,605 (11)	$1,081,984
FORMER
Dale W. Hilpert, Former Chairman, President & Chief Executive Officer	2006	$68,654	$1,700,000	$0	$0	$0	$0	$5,243 (12)	$1,773,897
Richard L. Robbins, Former Senior Vice President Financial Control & Reporting	2006	$63,462	$337,125	$0	$0	$0	$0	$652,926 (13)	$1,053,513
Stephen R. Wilson, Former Senior Vice President Chief Administration Officer	2006	$36,023	$0	$0	$0	$0	$0 (6)	$1,572,196 (14)	$1,608,213

(1)

Except as noted below, the amount in this column represents the fixed, semi-annual retention payments each named executive officer received under the terms of his or her employment agreement with the Company and any KERP paid.

The retention payments made to each of the current named executive officers are as follows:

•	Mr. Shepard $316,876
•	Mr. Lynch $87,745
•	Mr. Lenich $161,666
•	Ms. Richards $123,750
•	Mr. Proffitt $101,082

KERP payments were made as follows:

•	Mr. Shepard $751,725
•	Mr. Lynch $37,000
•	Mr. Lenich $119,000
•	Ms. Richards $412,500
•	Mr. Proffitt $67,500
•	Mr. Robbins $337,125

In accordance with the terms of his employment agreement, Mr. Hilpert received a bonus payment of $1,700,000 in February 2006 upon the Company’s emergence from bankruptcy.

(2)

The amounts in this column reflect the dollar amount recognized in fiscal 2006 for financial statement reporting purposes calculated in accordance with FAS 123R. A discussion of the assumptions used in calculating these values may be found in Note 19 to our audited financial statements in the Form 10-K for the fiscal year ended December 30, 2006.

Certain named executive officers received a restricted stock grant on February 7, 2006, valued at $4.45 per share. The price was determined based upon Footstar’s average of the highest and the lowest stock bid price on the date of grant. Such restrictions will be lifted only upon constructive or involuntary termination for reasons other than for “cause” or upon approved early retirement or normal retirement after the expiration of the Kmart Agreement or the original term of the executive’s employment agreement, whichever is earlier. Eleven/thirty-fifths (11/35ths) of the grant was recognized in fiscal 2006 for financial statement reporting purposes calculated in accordance with FAS 123R. The amounts reflected in this column also include the amounts recognized in fiscal 2006 for financial statement reporting purposes calculated in accordance with FAS 123R under the Switch-To-Equity Plan (“STEP”) and Career-Equity Plan (“CEP”). Awards under these programs vested on February 26, 2006 at $4.55 a share, which was determined based upon Footstar’s average of the highest and the lowest stock bid price on the date of grant.

•	Mr. Shepard: $192,833 Restricted Stock, $49,992.85 STEP and $2,678.04 CEP
•	Mr. Lenich: $179,854 Restricted Stock

•	Ms. Richards: $6,675 Restricted Stock, $7,516.92 STEP and $1,288.29 CEP
•	Mr. Proffitt: $108,584.45 Restricted Stock, $4,078.67 STEP and $1,014.42 CEP

(3)

The amounts reflected in this column represent the 2006 expense reported under FAS123R for options granted in 2001 and 2002. A discussion of the assumptions used in calculating these values may be found in Note 19 of our audited financial statement in the Form 10-K for the fiscal year ended December 30, 2006.

(4)	Reflects the amount awarded under the Company’s semi-annual non-equity incentive program. Both the spring season and the fall season awards were at 200% of the target award.

(5)	The Company does not offer any Nonqualified Deferred Compensation Plans.

(6)	Mr. Wilson’s employment was terminated on February 7, 2006 with a non-vested SERP benefit. For financial reporting purposes, a decrease in pension value of a negative $652,537 was reported.

(7)

Mr. Shepard’s “All Other Compensation” amount includes: $13,200 for participation in the Company’s 401(k) Profit Sharing Plan ($8,800 represents the Company employee contribution match under the plan and $4,400 represents the tax-deferred profit sharing component calculated at 2% of eligible compensation); $74,984 for excess executive long-term disability ($43,700 represents premiums and $31,784 represents tax gross-ups paid by the Company. The premium was determined based upon the difference between the maximum covered compensation under the group plan (a maximum of $41,666 of monthly compensation) and Mr. Shepard’s actual monthly compensation calculated using current base salary and target bonus which is $112,666. The premium of $43,700 covers the $71,000 difference. The premium was then grossed-up at 35% to cover Mr. Shepard’s tax liability); $12,385 for financial planning and tax preparation ($10,500 for services provided and $2,385 for the tax gross-up on the financial planning portion); $380 for reimbursement for spousal travel to a Company sponsored sales award meeting; and $2,375 for an executive physical.

(8)

Mr. Lynch’s “All Other Compensation” amount includes $11,900 for participation in the Company’s 401(k) Profit Sharing Plan ($7,500 represents the Company employee contribution match under the plan and $4,400 represents the tax-deferred profit sharing component calculated at 2% of eligible compensation).

Mr. Lynch was promoted to the CFO position on February 1, 2006.

(9)

Mr. Lenich’s “All Other Compensation” amount includes: $11,000 for participation in the Company’s 401(k) Profit Sharing Plan ($6,600 represents the Company employee contribution match under the plan and $4,400 represents the tax-deferred profit sharing component calculated at 2% of eligible compensation); $14,394 for excess executive long-term disability; $3,000 for tax preparation; and $2,375 for an executive physical.

(10)

Ms. Richards’ “All Other Compensation” amount includes: $13,200 for participation in the Company’s 401(k) Profit Sharing Plan ($8,800 represents the Company employee contribution match under the plan and $4,400 represents the tax-deferred profit sharing component calculated at 2% of eligible compensation); $923 for excess executive long-term disability; $11,136 for financial planning and tax preparation ($8,000 for services provided and $3,136 in tax gross-ups paid by the Company on the financial planning portion); and $2,375 for an executive physical.

(11)

Mr. Proffitt’s “All Other Compensation” amount includes: $13,200 for participation in the Company’s 401(k) Profit Sharing Plan ($8,800 represents the Company employee contribution match under the plan and $4,400 represents the tax-deferred profit sharing component calculated at 2% of eligible compensation); $3,450 for tax planning; $580 for reimbursement for spousal travel to a Company sponsored sales award meeting; and $2,375 for an executive physical.

(12)	Mr. Hilpert’s “All Other Compensation” amount includes: $950 for car service, $918 for air fare; and $3,375 for miscellaneous compensation gross ups.

(13)

Mr. Robbin’s “All Other Compensation” amount includes the payments made pursuant to Mr. Robbin’s termination agreement with the Company on March 31, 2006: a bankruptcy court approved severance payment of $598,500; a pro-rata portion (based on the number of days worked during the period), as if “target” levels had been achieved, of the spring 2006 performance payment (1/1/06-3/31/06) of $30,973; and a pro-rata portion (based on the number of days worked during the period) of the spring 2006 retention payment (1/1/06-3/31/06) of $23,453.

(14)

Mr. Wilson’s “All Other Compensation” amount includes: tax preparation services reimbursed in the amount of $2,000 and the payments made pursuant to Mr. Wilson’s termination agreement with the Company on February 6, 2006, which included a bankruptcy court approved severance payment of $1,003,500; a KERP payment of $557,500; and medical and dental benefit continuation for 18 months post termination at an estimated cost to the Company of $9,196.

Employment Agreements or Arrangements

Current Named Executive Officers

All of our current named executive officers are subject to employment agreements with the Company. Additional details regarding each named executive officer’s rights upon termination and the restrictive covenants contained in each named executive officer’s employment agreement are described under the heading “Potential Payments Upon Termination or Change in Control” below.

Mr. Shepard. Mr. Shepard and the Company entered into an employment agreement on October 28, 2005. The term of Mr. Shepard’s employment under the agreement commenced upon the effective date of the

Company’s Plan of Reorganization, which was February 7, 2006. On that date, Mr. Shepard became the Company’s Chief Executive Officer and President of the Company and waived his rights under his former employment agreement with the Company.

Mr. Shepard’s employment agreement is for a term ending on December 31, 2008, and is subject to automatic renewal for successive one year terms unless either the Company or Mr. Shepard notifies the other party in writing at least 90 days prior to expiration that he or it is electing to terminate the agreement at the expiration of the then current term of employment. Mr. Shepard’s employment agreement provides for payment of an annual base salary that will be reviewed at the discretion of the Compensation Committee, but limits any reduction in base salary during the term of the agreement. His current annual base salary is $676,000. Mr. Shepard is entitled to participate in the Company’s semi-annual cash incentive program, under which he may earn at least 100% of his base salary per year if certain targets are achieved. Mr. Shepard may continue to accrue benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”), as modified during the bankruptcy proceedings and as further described under “Supplemental Executive Retirement Plan” following the Pension Benefits Table below. In accordance with the terms of his agreement, Mr. Shepard received retention payments in the amount of $158,437.50 in July and December of 2006 and will receive retention payments in at least the same amount and on the same dates in 2007 and 2008, subject to certain employment continuation conditions. Upon the Company’s emergence from bankruptcy, Mr. Shepard received a Key Employee Retention Plan payment of $751,725, which had been approved, but not yet paid, under an order entered in the bankruptcy court on May 6, 2004 and a restricted stock grant of 130,000 shares of the Company’s Common Stock. The circumstances under which the restrictions will lapse are described in more detail in this Proxy Statement under the heading “Potential Payments Upon Termination or Change in Control” below, where other payments and benefits payable to Mr. Shepard upon the occurrence of certain triggering events are further described.

If payments made to Mr. Shepard under the employment agreement become subject to excise tax, the Company will make an additional “gross up” payment sufficient to ensure that the net after-tax amount retained by the Mr. Shepard (taking into account all taxes including those on the gross up payment) is the same as would have been the case had such excise tax not applied.

The agreement obligates the Company to indemnify the Mr. Shepard to the fullest extent permitted by law including the advancement of expenses.

Employment Agreements with Messrs. Lynch, Lenich, Proffitt and Ms. Richards. On December 16, 2005, the Company entered into employment agreements with Messrs. Lynch, Lenich, Proffitt and Ms. Richards, our other current named executive officers. Except as noted below, the material terms of the agreements are substantially similar. The term of each of these named executive officers’ employment under the agreements commenced upon the effective date of the Company’s Plan of Reorganization, which was February 7, 2006. On that date, Mr. Lenich, Mr. Proffitt and Ms. Richards each waived their rights under their former employment or change in control agreements with the Company. Mr. Lynch was not previously subject to an employment or change in control agreement with the Company.

The original term of employment under each of the agreements ends on December 31, 2008. The term of employment will be automatically renewed for successive one-year terms unless at least 60 days prior to the expiration of the original term of employment or any renewal term, either the executive or the Company notifies the other party in writing that he or it is electing to terminate at the expiration of the then current term of employment.

The employment agreements provide for payment of an annual base salary that will be reviewed at the discretion of the Compensation Committee, but limit any reduction in base salary during the term of the agreement. The current annual base salaries are: Mr. Lynch - $325,000; Mr. Lenich - $504,000; Ms. Richards - $354,000; and Mr. Proffitt - $321,000. Each executive is entitled to participate in the Company’s semi-annual cash incentive program under which the executive is afforded the opportunity to earn not less then a set percentage of their base salary per year if certain targets are achieved. The minimum percentages of base salary that each executive may earn under the individual terms of the agreements are as follows: Mr. Lenich – 50%; Ms. Richards – 50%; and Mr. Proffitt – 45%. Under the terms of his agreement, Mr. Lynch was entitled to earn not less then 45% of his base salary per year if the targets were achieved, but the Compensation Committee increased this amount to 50% (effective in 2007) to reflect his new responsibilities as the Company’s Chief Financial Officer. Each executive received in July and December of 2006 the retention payment indicated in the executive’s individual agreement and each executive is entitled to retention payments in at least the same amount and upon the same dates in 2007 and 2008, subject to certain employment continuation conditions. The minimum semi-annual retention payments to be paid under the individual terms of the agreements are as follows: Mr. Lenich – $80,833; Ms. Richards –$61,875; and Mr. Proffitt – $50,541. Under the terms of his agreement, Mr. Lynch was entitled to receive a semi-annual retention bonus in the amount of $43,873, but this amount was increased to $50,000 (effective in 2007) by the Compensation Committee to reflect his new responsibilities as the Company’s Chief Financial Officer.

Under the terms of the agreements each named executive officer was entitled to receive, upon the Company’s emergence from bankruptcy, payment of the Key Employee Retention Plan amounts, which had been approved, but not yet paid, under an order entered in the bankruptcy court on May 6, 2004. In February 2006, upon the Company’s emergence from bankruptcy, the following amounts were paid to each executive in accordance with the order from the bankruptcy court: Mr. Lynch – $37,000; Mr. Lenich – $119,000; Ms. Richards – $412,500; and Mr. Proffitt – $67,500.

Under the terms of their agreements, Messrs. Lenich and Proffitt and Ms. Richards are entitled to continue to accrue benefits under the Company’s Supplemental Executive Retirement Plan, as modified during the Company’s bankruptcy proceedings and as further described under “Supplemental Executive Retirement Plan” following the Pension Benefits Table below. Messrs. Lenich and Proffitt and Ms. Richards received a restricted stock grant on February 7, 2006, which was the date of the Company’s emergence from its bankruptcy proceedings pursuant to the Company’s Plan of Reorganization. The circumstances under which the restrictions will lapse are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” below, where other payments and benefits payable to our named executive officers upon the occurrence of certain triggering events are further described. The restricted stock grant that these executives received under the individual terms of the agreements are: Mr. Lenich – 121,250 shares; Ms. Richards – 4,500 shares; and Mr. Proffitt – 73,203 shares.

The employment agreements provide that if payments made to Mr. Lenich, Mr. Proffitt or Ms. Richards under the employment agreement become subject to excise tax, the Company will make an additional “gross up” payment sufficient to ensure that the net after-tax amount retained by the named executive officer (taking into account all taxes including those on the gross up payment) is the same as would have been the case had such excise tax not applied.

The agreements obligate the Company to indemnify the named executive officers to the fullest extent permitted by law including the advancement of expenses in connection therewith.

Former Named Executive Officers

Mr. Hilpert. Mr. Hilpert entered into an agreement with us on January 15, 2004 which was amended and restated on March 1, 2004, May 27, 2004 and January 25, 2005. The agreement was for a term commencing March 1, 2004 and expiring on the effective date of the Company’s Plan of Reorganization, which was February 7, 2006.

Mr. Wilson and Mr. Robbins. During fiscal 2006, Mr. Wilson and Mr. Robbins terminated employment with the Company during the course of the year as a result of termination without cause by the Company. Both Mr. Wilson and Mr. Robbins entered into severance agreements with the Company, which determined the benefits and payments paid to those executives following their termination.

Additional details regarding the payments and benefits these named executive officers were entitled to upon termination, as well as the restrictive covenants contained in each employment agreement, are described under the heading “Potential Payments Upon Termination or Change in Control” below.

FISCAL YEAR 2006 GRANTS OF PLAN BASED AWARDS TABLE

The following table provides information concerning the semi-annual performance awards and the awards of restricted stock made to each of our named executive officers in fiscal 2006. Additional details regarding these awards are included under “Performance Based Incentive Compensation” and “Retention Program” in the Compensation Discussion and Analysis above.

Name	Grant Date/Season	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares Of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
CURRENT
Jeffrey A. Shepard	2/7/2006				130,000	$578,500
	Spring	$162,500	$325,000	$650,000
	Fall	$162,500	$325,000	$650,000
Michael Lynch	Spring	$30,128	$60,255	$120,510
	Fall	$30,128	$60,255	$120,510
William Lenich	2/7/2006				121,250	$539,563
	Spring	$60,626	$121,250	$242,500
	Fall	$60,626	$121,250	$242,500
Maureen Richards	2/7/2006				4,500	$20,025
	Spring	$42,500	$85,000	$170,000
	Fall	$42,500	$85,000	$170,000
Randall Proffitt	2/7/2006				73,203	$325,753
	Spring	$35,044	$70,088	$140,176
	Fall	$35,044	$70,088	$140,176
FORMER
Dale W. Hilpert	N/A	$0	$0	$0	N/A	$ -
Richard L. Robbins (4)	Spring	$30,938	$61,876	$123,752	N/A	$ -
Stephen R. Wilson	N/A	$0	$0	$0	N/A	$ -

(1)

These columns show the range of total cash payouts targeted for the performance periods of January through June 2006 (the spring performance period) and July through December 2006 (the fall performance period) under the Company’s semi-annual performance based incentive plan as described in the section titled “Performance-Based Incentive Compensation” in the Compensation Discussion and Analysis. Based on the metrics described in that section, performance levels entitling the executives to the maximum payout were achieved in both performance periods in fiscal 2006. These amounts are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

The shares reflected in this column were approved pursuant to Footstar’s Plan of Reorganization as part of the Company’s severance program, as discussed in the section titled “Retention Program - Severance Payments” in the Compensation Discussion and Analysis. The restricted stock was granted on February 7, 2006 under the 1996 Incentive Compensation Plan. The restrictions will only be lifted upon constructive termination or involuntary termination for reasons other than “cause” or upon approved early retirement or normal retirement after the expiration of the Kmart Agreement or the original term of the executive’s employment agreement, whichever is earlier. A description of each of these triggering events is included under “Potential Payments Upon Termination or Change in Control.” Dividends are paid on the restricted stock.

(3)

The amounts in this column reflect the full grant date fair value of the stock awards, computed in accordance with FAS 123R, which was $4.45 per share (based upon the average of the highest and the lowest stock bid price on the date of grant).

(4)

Mr. Robbins was only eligible to participate in the spring performance period of the Company’s semi-annual incentive plan. As reflected in footnote (13) to the “All Other Compensation” column of the Summary Compensation Table, Mr. Robbins received a pro-rata portion of his performance payment (based on the number of actual days he worked during the period), as if “target” levels had been achieved, pursuant to his termination agreement with the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

The table below reflects all outstanding equity awards for named executive officers as of December 30, 2006.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) *
CURRENT
Jeffrey A. Shepard					130,000 (1)	$851,500
					13,516 (2)	$88,530
					2,440 (3)	$15,982
					589 (4)	$3,858
					851 (4)	$5,574
					644 (4)	$4,218
					1,737 (4)	$11,377
	28,935	7,234(5)	$26.10	2/27/2012
	3,064	767(5)	$26.10	2/27/2012
	37,835		$46.18	2/26/2011
	2,165		$46.18	2/26/2011
	31,403		$21.75	3/10/2010
	4,597		$21.75	3/10/2010
	16,800		$25.16	3/2/2009
	3,975		$25.16	3/2/2009
	3,149		$31.75	3/10/2008
	5,311		$31.75	3/10/2008
Michael Lynch	1,000	250 (6)	$26.10	2/27/2012
	2,125		$33.52	11/21/2011
William Lenich					121,250 (7)	$794,188
Maureen Richards					4,500 (8)	$29,475
					921 (9)	$6,033
					1,064 (10)	$6,969
					283 (11)	$1,854

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) *
					411 (11)	$2,692
					307 (11)	$2,011
					826 (11)	$5,410
	3,064	767 (12)	$26.10	2/27/2012
	8,135	2,034 (12)	$26.10	2/27/2012
	11,835		$46.18	2/26/2011
	2,165		$46.18	2/26/2011
	13,003		$21.75	3/10/2010
	4,597		$21.75	3/10/2010
	13,300		$25.16	3/2/2009
	3,975		$25.16	3/2/2009
	10,000		$31.75	3/10/2008
Randall Proffitt					73,203 (13)	$479,480
					1,736 (14)	$11,371
					836 (15)	$5,476
					223 (16)	$1,461
					326 (16)	$2,135
					241 (16)	$1,579
					648 (16)	$4,244
	6,400	1,600 (17)	$26.10	2/27/2012
	8,000		$46.18	2/26/2011
	7,200		$21.75	3/10/2010
	5,100		$25.16	3/2/2009
	3,000		$31.75	3/10/2008
FORMER
Dale W. Hilpert (18)
Richard L. Robbins (19)
Stephen R. Wilson (20)

*	The closing market price of Footstar stock on 12/29/06 ($6.55) was used to determine the STEP and CEP values for grants to be paid after 12/30/06.

JEFFREY SHEPARD
(1)	Represents restricted shares approved pursuant to Footstar’s Plan of Reorganization which will vest only upon certain termination events.
(2)	Represents Company match under the STEP program which will vest on 3/26/08 or upon certain termination events.
(3)	Represents CEP award, of which 1,220 shares vested on 2/27/07. The remaining shares vest at retirement or upon certain termination events.
(4)	Represents CEP award which will vest upon retirement or upon certain termination events.
(5)	These options became exercisable on 2/27/07.

MICHAEL LYNCH
(6)	These options became exercisable on 2/27/07.

WILLIAM LENICH
(7)	Represents restricted shares approved pursuant to Footstar’s Plan of Reorganization which will vest only upon certain termination events.

MAUREEN RICHARDS

(8)	Represents restricted shares approved pursuant to Footstar’s Plan of Reorganization which will vest only upon certain termination events.
(9)	Represents Company match under the STEP program which will vest on 3/26/08 or upon certain termination events.
(10)	Represents CEP award, of which 532 shares vested on 2/27/07. The remaining shares will vest upon retirement or upon certain termination events.
(11)	Represents CEP award which will vest upon retirement or upon certain termination events.
(12)	These options became exercisable on 2/27/07.

RANDALL PROFFITT

(13)	Represents restricted shares approved pursuant to Footstar’s Plan of Reorganization which will vest only upon certain termination events.
(14)	Represents Company match under the STEP program which will vest on 3/26/08 or upon certain termination events.
(15)	Represents CEP award, of which 418 shares vested on 2/27/07. The remaining shares will vest upon retirement or upon certain termination events.
(16)	Represents CEP award which will vest upon retirement or upon certain termination events.
(17)	These options became exercisable on 2/27/07.

DALE HILPERT

(18)	There were no outstanding equity awards for Mr. Hilpert at the end of 2006.

RICHARD ROBBINS

(19)	There were no outstanding equity awards for Mr. Robbins at the end of 2006.

STEPHEN WILSON

(20)	There were no outstanding equity awards for Mr. Wilson at the end of 2006.

OPTION EXERCISES AND STOCK VESTED TABLE IN FISCAL YEAR 2006

The stock awards in the table below are from the STEP and CEP programs, which were discontinued in 2003. The “Value Realized on Vesting” column reflects payouts from grants that were made prior to such discontinuance and which vested in fiscal 2006 in accordance with the terms of the programs. Additional details regarding these programs are available under “Long Term Incentives-Stock Options-Stock Grants” in the Compensation Discussion and Analysis above.

	STOCK AWARDS
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
CURRENT
Jeffrey A. Shepard	3,662	$16,664 (2)
	589	$2,678 (3)
Michael Lynch	0	$0
William Lenich	0	$0
Maureen Richards	551	$2,506 (2)
	283	$1,288 (3)
Randall Proffitt	299	$1,360 (2)
	223	$1,014 (3)
FORMER
Dale W. Hilpert	0	$0
Richard L. Robbins	0	$0
Stephen R. Wilson	0	$0

(1)	The values realized on vesting reflected in this column were calculated based on the average of the highest and lowest stock bid price on the vesting date, which was $4.55 per share.

(2)	Represents the STEP distribution of Company matching shares which vested on 2/26/06.

(3)	Represents the CEP distribution of shares which vested on 2/26/06.

2006 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
CURRENT
Jeffrey A. Shepard	Supplemental Executive Retirement Plan	10	$3,129,790	$0

Mike Lynch (1)	N/A	N/A	N/A	$0
William Lenich	Supplemental Executive Retirement Plan	4	$124,713	$0

Maureen Richards	Supplemental Executive Retirement Plan	10	$1,188,145	$0

Randall Proffitt	Supplemental Executive Retirement Plan	10	$1,199,939	$0

FORMER
Dale W. Hilpert (1)	N/A	N/A	N/A	$0
Richard L. Robbins (1)	N/A	N/A	N/A	$0
Stephen R. Wilson (2)	Supplemental Executive Retirement Plan	3	$0	$0

(1)	Mr. Lynch, Mr. Hilpert and Mr. Robbins are not eligible for any benefits under the SERP.

(2)	Mr. Wilson’s employment was terminated on February 7, 2006. His SERP benefit was not vested at the time of termination and therefore no benefit is due under the Plan.

Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (“SERP”) was instituted in 1996 and provides supplemental benefits to certain senior executive employees whose compensation exceeds the Internal Revenue Service’s limitations for compensation that can be considered under the Company’s 401(k) Profit Sharing Plan.

During our bankruptcy proceedings, the bankruptcy court authorized the following modifications to the SERP, which remained in effect upon our emergence from bankruptcy:

•	The SERP is closed to new participants. At the time the SERP was closed, four of our current named executive officers participated in the SERP: Mr. Shepard, Mr. Lenich, Mr. Proffitt and Ms. Richards.

•

Calculations for future benefits under the SERP are to reflect each participant’s current salary levels, but bonus levels for the target annual incentive awards used to calculate future benefits are capped at the levels in place in 2004 (i.e., 65%, 50%, 45% and 50% for Mr. Shepard, Mr. Lenich, Mr. Proffitt and Ms. Richards respectively).

•

Eligibility for participants to receive SERP benefits upon normal retirement was suspended until the expiration or earlier termination of the Kmart Agreement. Under the original terms of the SERP, a participating executive was entitled to receive unreduced benefits upon his or her normal retirement date, which was when the executive reached the age of 60 and had at least ten years of credited service with the Company. Of our participating named executive officers, only Mr. Proffitt would have been currently eligible for normal retirement benefits under the terms of the unmodified SERP. Under the modifications to the SERP, however, a participant’s SERP benefits will vest upon approved early retirement, which requires approval from our Compensation Committee and that the participant has reached the age of 55 (but has not reached the “normal” retirement age of 60) and has at least ten years of credited service with the Company. As of December 30, 2006, only Mr. Shepard, would be eligible for approved early retirement if he received approval from the Compensation Committee. SERP benefits also would vest if the Company terminates the participant without cause or if the Company elects not to renew the participant’s employment agreement. The term of each named executive officer’s employment agreement ends on December 31, 2008. If the participant’s employment termination occurs due to constructive termination, death or disability, the participant also would be entitled to their SERP benefits. Upon the occurrence of one of these employment termination events, the SERP participant will receive a lump-sum payment of their accrued SERP benefit as described below. A description of the employment termination events that would result in the vesting of a participant’s SERP benefits (as well as a quantification of the lump sum amount the participant would have received if the termination event occurred on the last day of fiscal 2006) is included under the “Potential Payments Upon Termination or Change in Control” section below.

Under the SERP, as modified, the annual benefit that would have been payable for the life of the participating executive upon normal retirement is equal to the lesser of (x) or (y) where:

•

(x) is 50% of the average of the executive’s base salary for the highest three years out of the ten years preceding the date of termination, plus the annual target incentive award, based on the bonus level in effect during 2004, and

•

(y) is 2% of the average of the executive’s base salary for the highest three years out of the ten years ending with the year in which the participant terminates employment, plus the participant’s full target annual incentive award in effect during 2004, multiplied by the number of years of credited service with the Company and reduced by the actuarial equivalent of any other retirement benefits that have already been paid to the executive or are vested on the executive’s termination date. For purposes of determining this offset, other retirement benefits do not include pre-tax contributions made by the executive to the Footstar 401(k) Profit Sharing Plan. Therefore, the executive’s benefit under the SERP is only offset by the actuarial equivalent amount of any matching contributions and/or profit sharing contributions (and earnings thereon) made by the Company on a participant’s behalf under the Footstar 401(k) Profit Sharing Plan. The actuarial equivalent of the other retirement benefits is a hypothetical single life annuity calculated using (i) the 1983 Group Annuity Mortality Table blended 50% male and 50% female, and (ii) the interest rate that the Pension Benefit Guaranty Corporation uses to calculate immediate annuities for the month that benefits will commence, minus .5%.

Generally, the value of the lump sum payment from the SERP that our named executive officers are entitled to receive upon the occurrence of one of the employment termination events listed above is equal to the actuarial equivalent lump sum present value of the single life annuity using the factors described above. The lump sum is paid to the named executive officer in lieu of annuity payments.

If the employment termination event occurs prior to 10 years of service, the executive generally would receive a lump sum payment equal to the actuarial equivalent of the benefit determined by a fraction where the numerator is the executive’s actual years of credited service (but not more than 10) multiplied by the executive’s normal retirement benefit and the denominator is 10 (thus reducing the benefit proportionately to the extent the executive’s actual years of credited service are less than 10). As of December 30, 2006, all participating named executive officers had 10 years of credited service, other than Mr. Lenich who had four years.

If a participant dies before payment of his or her SERP benefits has commenced, the participant’s beneficiary or estate generally will receive a lump sum payment equal to one-half of the participant’s normal retirement benefit (as described above). If the participant had not attained his early retirement date, the benefit payable would be actuarially reduced for each year that the participant’s death preceded his normal retirement date. Under the terms of the SERP, a participant’s early retirement date is the date that the participant has reached the age of 55 and has at least 10 years of credited service with the Company.

The terms of the SERP allow the Compensation Committee, in its sole discretion, to credit additional years of service to a participant. However, the Compensation Committee has not credited any additional years of service to any current participants of the SERP.

The values reflected in “Present Value of Accumulated Benefit” (column (d)) of the above table are based on the lump sum present value of a single life annuity using the factors described above (based on FASB measurement dates of November 30, 2005 to November 30, 2006) for the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Current Named Executive Officers

As discussed in more detail in the narrative following the Summary Compensation Table above, the Company has entered into employment agreements with each of our current named executive officers. Under the agreements, these executives are entitled to certain payments and benefits upon the occurrence of the triggering events that result in the executive’s termination. The incremental benefits that our current named executive officers are generally entitled to upon the occurrence of certain triggering events are described and quantified below. The amounts are estimates and the actual amounts can only be determined at the time of such executive’s separation from the Company.

The amounts quantified below assume that termination was effective as of December 30, 2006, and generally do not include payments and benefits to which our named executive officers would be entitled regardless of the termination event or which are available on a non-discriminatory basis to all salaried employees. The amounts that are not reflected include:

•

Payment of base salary earned through the date of termination of employment (amounts earned as of the last day of the Company’s fiscal year are reflected in the Salary column of the Summary Compensation Table).

•

Payment of the balance of any incentive awards earned and not yet paid (amounts earned as of the last day of the Company’s fiscal year are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above).

•

Other or additional benefits then due or already earned or fully vested in accordance with applicable plans, programs or agreements. For Mr. Proffitt, this amount includes retiree medical benefits for Mr. Proffitt and/or his spouse under our retiree medical plan, which was closed to new participants in October 1992. The Company estimates that the present value of this benefit to Mr. Proffitt would be $101,200 (and, in the event of his death, the present value of this benefit to his spouse would be $66,582).

•	Distributions of plan balances under the Company’s 401(k) plan.

Voluntary Termination. A named executive officer is not generally entitled to receive any incremental payments or benefits if he or she voluntarily initiates his or her termination of employment with the Company (other than for any reason listed below). However, in the event that the Company elects to extend Mr. Shepard’s employment beyond the ten days following his written notice of his voluntary termination, Mr. Shepard will be entitled to certain incremental payments, including a single lump sum, pro-rata payment of his incentive award for the performance period in which Mr. Shepard’s employment terminates for the additional period employed as a result of such extension. The incentive award payment will be calculated on the assumptions that the Mr. Shepard would have incentive awards for the entire year equal to 100% of his base salary for such year (or such higher percentage of base salary as is payable for achievement of targeted performance during the relevant period). Mr. Shepard would also be entitled to a pro rata retention bonus, calculated by multiplying the next scheduled retention bonus payable to Mr. Shepard by a fraction the numerator of which is the number of additional days the Mr. Shepard is employed as a result of such extension and the denominator of which is the number of days between the last retention bonus payment and the next scheduled bonus payment.

Termination by the Company for Cause. Our current named executive officers are not entitled to any incremental benefits or payments in the event that he or she is terminated by the Company for cause. For purposes of the executives’ employment agreements, “cause” generally means that the executive engaged in any of the following acts or omissions and failed to cure the conduct following written notification by the Company of its intention to terminate him or her for cause: (i) the executive willfully and materially breached the confidentiality, cooperation with regard to litigation, non-competition or non-solicitation clauses of his or her employment agreement with the Company, (ii) the executive willfully and materially breached his or her duties and responsibilities in connection with his or her position; (iii) the executive is convicted of a felony or a misdemeanor involving moral turpitude (for Mr. Shepard, a felony); (iv) the executive engaged in conduct that constitutes gross neglect or gross misconduct in carrying out his or her duties under the agreement, resulting, in either case, in a substantial loss to the Company or substantial damage to its reputation.

Mr. Shepard’s agreement provides that in relation to item (iv) above, Mr. Shepard’s actions must be willful and must result in material harm to the financial condition or reputation of the Company. Under the terms of his agreement, “willful” means that the act or omission was not done in good faith and does not include any act or failure to act resulting from any incapacity of Mr. Shepard.

Death.

Description of Payments: Our current named executive officers are entitled to the following incremental payments and benefits, to the extent applicable to each named executive officer:

•

A lump sum, pro-rata payment of the executive’s incentive award for any incomplete performance period of the year in which the executive’s death occurs. The amount paid would be based on the assumption that the executive would have received an award equal to 100% of the target award for such performance period for any incomplete performance period. Because the triggering event is assumed to have occurred on the last day of the fiscal year, the named executive officer would have earned the incentive award due to him or her for the July through December performance period based on the Company’s actual results. Therefore, this payment is not quantified below. Actual payments received by the named executive officers for the July through December performance period are located under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

•	Lapse of all restrictions on any restricted stock award.

•

Immediate vesting of any Company shares under the Company’s Switch to Equity Plan (“STEP”) and distribution of all deferred shares and matching shares, without restrictions, and immediate vesting of all outstanding awards under the Company’s Career Equity Plan (“CEP”), payable in a cash lump sum.

•

Immediate vesting of all outstanding options and the right to exercise such stock options for a period of one year or for the remainder of the exercise period, whichever is less. Because the exercise price of all outstanding options exceed the market value of the Company’s Common Stock on December 30, 2006, no additional value is assigned to this benefit for quantification purposes.

•

A lump sum payment to the named executive officer’s beneficiary payable under the Company’s Supplemental Executive Retirement Plan (“SERP”) paid in lieu of annuity payments. The lump sum payment is computed using the actuarial equivalent of the death benefit determined under the SERP. The method for determining this amount is described in more detail under “Supplemental Executive Retirement Plan” following the Pension Benefits Table above.

Quantification of Payments:

Mr. Shepard. Total value of payments and benefits: $2,668,854. This amount is comprised of: $851,500, which equals the value of the lapse of all restrictions on 130,000 shares of Common Stock; $88,530, which equals the value of the immediate vesting of 13,516 Company match shares under the STEP program; $41,010, which equals the value of the immediate vesting of 6,261 shares under the CEP program (1,220 shares which would have vested on 2/27/07 and 5,041 shares that would have vested at normal retirement); and $1,687,814, which equals the lump sum value of the SERP death benefit.

Mr. Lynch. No additional payments would be due.

Mr. Lenich. Total value of payments and benefits: $1,216,206. This amount is comprised of: $794,188, which equals the value of the lapse of all restrictions on 121,250 shares of Common Stock; and $422,018, which equals the lump sum value of the SERP death benefit.

Ms. Richards. Total value of payments and benefits: $563,512. This amount is comprised of: $29,474, which equals the value of the lapse of all restrictions on 4,500 shares of Common Stock; $6,033, which equals the value of the immediate vesting of 921 Company match shares under the STEP program; $18,943, which equals the value of the immediate vesting of 2,892 shares under the CEP program (532 shares which would have vested on 2/27/07 and 2,360 shares that would have vested at normal retirement); and $509,062, which equals the lump sum value of the SERP death benefit.

Mr. Proffitt. Total value of payments and benefits: $1,289,668. This amount is comprised of: $479,480, which equals the value of the lapse of all restrictions on 73,203 shares of Common Stock; $11,371, which equals the value of the immediate vesting of 1,736 Company match shares under the STEP program; $14,895, which equals the value of the immediate vesting of 2,274 shares under the CEP program (418 shares which would have vested on 2/27/07 and 1,856 shares that would have vested at normal retirement) and $783,922, which equals the lump sum value of the SERP death benefit.

Disability. For purposes of our current named executive officers’ employment agreements, “disability” generally means a condition that would qualify the executive to receive benefits under the Company’s Long-Term Disability Plan.

Description of Payments: A named executive officer terminated due to disability will be entitled to the same incremental benefits and payments listed under “Death,” except as noted below, and, to the extent applicable to each named executive officer, also may be entitled to the following incremental benefits and payments:

•

Participating named executive officers would receive a lump sum payment of his or her benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”), paid in lieu of annuity payments. However, the value of the lump sum payment is generally equal to the actuarial equivalent lump sum present value of the named executive officer’s single life annuity, rather than the SERP death benefit described above. The value of the lump sum payment is calculated using the factors described under “Supplemental Executive Retirement Plan” following the Pension Benefits Table above.

•

A lump sum payment of the severance amount indicated in the executive’s employment agreement minus any retention payment already paid to the named executive officer. As indicated in the quantification shown below, part of the lump sum severance payment provided for in each named executive officer’s employment agreement represents the value of the semi-annual retention payments that the executive would have been entitled to receive in July and December of 2007 and 2008, had he or she remained employed with the Company .

•

For all of our named executive officers, except Mr. Shepard who is entitled to this benefit for 24 months, continuation of coverage that is equivalent to the Company’s current medical, dental and basic life insurance for up to 18 months. The quantification of this amount represents the present lump sum value of this benefit, which was calculated using employer monthly rates in effect on January 1, 2007. The quantification of this amount represents the total cost to the Company of providing this benefit.

Quantification of Payments:

Mr. Shepard. Total value of payments and benefits: $5,855,201. This amount is comprised of: $3,229,482, which equals the lump sum value of the SERP benefit; $999,375, which equals the value of the cash severance payment and $633,750, which equals the value of the remaining retention payments for 2007 and 2008 under Mr. Shepard’s employment agreement; $11,554, which equals the total cost to the Company of the continuation of medical, dental and basic life insurance for a period of up to 24 months; and the amounts listed for Mr. Shepard (except for the SERP death benefit) under “Death – Quantification of Payments” above.

Mr. Lynch. Total value of payments and benefits: $614,286. This amount is comprised of: $400,000, which equals the value of the cash severance payment and $200,000, which equals the value of the remaining retention payments for 2007 and 2008 under Mr. Lynch’s employment agreement; and $14,286, which equals the total cost to the Company of the continuation of medical, dental and basic life insurance for a period of up to 18 months.

Mr. Lenich. Total value of payments and benefits: $1,415,866. This amount is comprised of: $290,098, which equals the lump sum value of the SERP benefit; $323,332, which equals the value of the remaining retention payments for 2007 and 2008 under Mr. Lenich’s employment agreement; and $8,248, which equals the total cost to the Company of the continuation of medical, dental and basic life insurance for a period of up to 18 months and; the amounts listed for Mr. Lenich (except for the SERP death benefit) under “Death – Quantification of Payments” above.

Ms. Richards. Total value of payments and benefits: $1,885,575. This amount is comprised of: $1,198.018, which equals the lump sum value of the SERP benefit; $371,250, which equals the value of the cash severance payment and $247,500, which equals the value of the remaining retention payments for 2007 and 2008 under Ms. Richards’ employment agreement; $14,357, which equals the total cost to the Company of the continuation of medical, dental and basic life insurance for a period of up to 18 months; and the amounts listed for Ms. Richards (except for the SERP death benefit) under “Death – Quantification of Payments” above.

Mr. Proffitt. Total value of payments and benefits: $2,129,171. This amount is comprised of: $1,405,206, which equals the lump sum value of the SERP benefit; $8,254, which equals the value of the cash severance payment and $202,162, which equals the value of the remaining retention payments for 2007 and 2008 under Mr. Proffitt’s employment agreement; and $7,803, which equals the total cost to the Company of the continuation of dental and basic life insurance coverage for a period of up to 18 months; and the amounts listed for Mr. Proffitt (except for the SERP death benefit) under “Death – Quantification of Payments” above.

Termination Without Cause or Constructive Termination Without Cause. For purposes of our current named executive officers’ employment agreements, termination without cause generally means that the Company has elected to terminate the executive for any reason aside from those described under “Termination by the Company for Cause” above. In addition, the original term of each named executive officer’s employment agreement ends on December 31, 2008. Each employment agreement will automatically renew for successive one year periods. However, the Company may notify the named executive officer in writing at least 60 days prior to the end of any term of the named executive officer’s employment agreement that the Company is electing to terminate the employment agreement at the expiration of the then current term of employment. In the event that the Company elects to terminate the named executive officer’s employment agreement in this manner, the executive’s employment termination following the expiration of the current term of employment will be treated as a termination without cause.

Constructive termination without cause generally means termination at the executive’s initiative following the occurrence of one or more of the following events (if the event occurs without the executive’s written consent and is not cured within a set period of time following the executive’s advance written notice of such occurrence): (i) an assignment of any duties to the individual which are materially inconsistent with his or her status as a senior executive of the Company; (ii) a decrease in base salary or in the target incentive award annual opportunity below the percentage of base salary specified in the individual’s employment agreement; (iii) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, the executive’s agreement; (iv) failure to secure the agreement of any successor corporation to the Company or successor to the Company’s business to fully assume the Company’s obligations under the individual’s agreement; (v) the individual’s principal place of employment is re-located outside a 35-mile radius of his or her principal place of employment as of the effective date of the individual’s agreement; or (vi) any person or entity acquires the business of the Company, whether by virtue of the sale of the stock or assets of the Company, provided that the individual has not been offered comparable employment from such person or entity. Except in the case of Mr. Shepard, if the named executive officer declines an offer of comparable employment, his or her resignation will not be considered constructive termination without cause.

Description and Quantification of Payments: If a current named executive officer is terminated without cause or in the event that there is a constructive termination of the executive without cause, he or she will be entitled to the same incremental benefits and payments listed for that named executive officer under “Disability – Quantification of Payments” above, and, to the extent applicable to each named executive officer, also may be entitled to payment described directly below.

If any payments made to our current named executive officers become subject to an excise tax under IRC Section 280G in connection with a change in control of the Company, then the Company will pay to the executive an additional “gross up” payment sufficient to ensure that the net after-tax amount retained by the executive is the same as if the excise tax had not applied. Our current named executive officers may be entitled to this payment if, as described under section (vi) of “Termination Without Cause or Constructive Termination Without Cause” directly above, any person or entity acquires the business of the Company, whether by virtue of the sale of the stock or assets of the Company and (except in the case of Mr. Shepard) the individual has not been offered comparable employment from such person or entity.

Based on the estimated amounts being used for this proxy statement, at the end of fiscal 2006, Ms. Richards was our only named executive officer who potentially would be subject to an excise tax upon the occurrence of such an event. In addition to the amounts listed for Ms. Richards under “Disability –

Quantification of Payments” above, had the event described under section (vi) of “Termination Without Cause or Constructive Termination Without Cause” directly above occurred, Ms. Richards may have been subject to an excise tax and, if so, would have received an additional payment from the Company of $970,355, of which: $265,767 represents the excise tax and $704,588 represents the “gross up” payment. The assumptions used in computing this amount were based on: the closing stock price on December 29, 2006 of $6.55; a 120% short-term applicable federal rate computed semi-annually (December 2006) at the rate of 5.89%; a marginal state and local individual income tax rate of 6.85%; a maximum marginal federal individual income tax rate of 35%; a FICA tax rate (Medicare tax rate only) of 1.45%; and a parachute excise tax rate of 20%. This calculation assumes a hypothetical termination of employment in connection with a change in control of the Company and should be understood to provide only an estimate of the potential amounts payable. Actual amounts paid in the future (to Ms. Richards, or, if applicable, any other named executive officer) would be subject to many factors as they existed upon the date of a change in control, should such an event occur.

Approved Early Retirement or Normal Retirement. All of our named executive officers, except for Mr. Lynch, are entitled to certain payments and benefits upon approved early retirement or normal retirement, if the executive satisfies the necessary pre-conditions. Under the terms of the employment agreements, our named executive officers are not entitled to normal retirement until the expiration of the original term of their employment agreement (which, for all of our named executive officers, is December 31, 2008) or, if earlier, the date the Company’s agreement with Kmart is terminated (which is anticipated to occur in December 2008). At or after such date, the executive must attain age 60 and have 10 years of service with the Company in order to be entitled to normal retirement payments and benefits. For purposes of the employment agreements, approved early retirement means that the executive voluntarily terminated employment with the Company at or after attaining age 55 (but before reaching the “normal” retirement age of 60) with at least 10 years of service, if such voluntary termination is approved in advance by the Compensation Committee.

Description of Payments: To the extent applicable to each named executive officer, an executive who terminates employment with the Company through normal retirement or approved early retirement will be entitled to the following incremental benefits and payments:

•

A pro-rata incentive award for the period in which termination occurs, based on the performance valuation at the end of such period and payable in a cash lump sum after results for the period are determined. Because the triggering event is assumed to have occurred on the last day of the fiscal year, the named executive officer would have earned the incentive award due to him or her for the July through December performance period based on the Company’s actual results. Therefore, this payment is not quantified below. Actual payments received by the named executive officers for the July through December performance period are located under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

•	Lapse of all restrictions on any restricted stock award.

•

Continued vesting (as if the named executive officer remained employed by the Company) for both Company match and participant shares under the STEP program and shares that would vest in five year increments and at retirement under the CEP program. For purposes of the quantification below, we have assumed that the STEP and CEP shares that would continue to vest as if the named executive officer remained employed with the Company would be valued at the same price as the closing market value of the Company’s stock as of the last day of fiscal 2006. This is an estimate only, and should not be understood to be a statement of management’s expectations or estimates of results or other guidance.

•

Continued vesting on all outstanding stock options and the right to exercise such options for a period of one year following the named executive officer’s termination, or for the remainder of the exercise period (whichever is less).

•

Participating named executive officers would receive a lump sum payment of his or her benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”), paid in lieu of annuity payments. Generally, the value of the lump sum payment is equal to the actuarial equivalent lump sum present value of the named executive officer’s single life annuity, calculated using the factors described under “Supplemental Executive Retirement Plan” following the Pension Benefits Table above.

•

For all of our named executive officers, except Mr. Shepard who is entitled to this benefit for 24 months, continuation of coverage that is equivalent to the Company’s current medical, dental and basic life insurance for up to 18 months. For Mr. Proffitt, who is eligible to participate in the retiree medical plan, coverage would be extended for 18 months for dental and basic life insurance only. The quantification of this amount represents the present lump sum value of this benefit, which was calculated using employer monthly rates in effect on January 1, 2007. The quantification of this amount represents the total cost to the Company of providing this benefit.

Quantification of Payments:

Mr. Shepard. Total value of payments and benefits: $4,222,076. This amount is comprised of: $851,500, which equals the value of the lapse of all restrictions on 130,000 shares of Common Stock; $33,019, which equals the value of the immediate vesting of 5,041 CEP shares that vest at approved early retirement; $88,530, which equals the estimated value of the continued vesting of the 13,516 Company STEP match shares and $7,991, which equals the estimated value of the 1,200 shares that would vest in five year increments under the CEP program; $3,229,482, which equals the lump sum value of the SERP benefit; and $11,554, which equals the total cost to the Company of the continuation of medical, dental and basic life insurance for a period of up to 24 months.

Mr. Lynch. Under the terms of his employment agreement, Mr. Lynch is not entitled to payments or benefits upon normal or approved early retirement.

Mr. Lenich. At the end of the Company’s fiscal year, Mr. Lenich would not have been entitled to payments or benefits upon retirement because he did not have 10 years of credited service with the Company.

Ms. Richards. At the end of the Company’s fiscal year, Ms. Richards would not have been entitled to payments or benefits upon retirement because she had not attained the age of 55.

Mr. Proffitt. At the end of the Company’s fiscal year, Mr. Proffitt would not have been entitled to payments or benefits upon retirement, as described above, because he is not entitled to normal retirement until the expiration of the original term of his employment agreement or, if earlier, the date the Company’s agreement with Kmart is terminated. In addition, Mr. Proffitt would not have been entitled to approved early retirement, as described above, because he has attained the age of 60.

Material Conditions and Obligations Applicable to the Receipt of Payments and Benefits. As a condition to receiving termination payments and benefits under any of the above scenarios, the named executive officer must sign a general release of any claims against the Company arising out of that executive’s employment. Each named executive officer is also subject to confidentiality and cooperation in litigation restrictive covenants which are not limited in duration. The employment agreements also contain non-competition and non-solicitation clauses which remain in effect while the named executive officer is employed with the Company for a period of: (i) 18 months following termination without cause or constructive termination without cause (except in the case of Mr. Shepard who would be subject to the covenants for a period of 24 months); (ii) one year from the termination date following termination for cause or voluntary termination; and (iii) the remainder of the term of employment following normal retirement or early approved retirement. In addition, each of these agreements contain a non-competition provision which restricts the named executive officer from generally engaging in business with Kmart or Sears for a period of one year following the earlier of the individual’s termination of employment with the Company for any reason or the termination of the Kmart Agreement. If a named executive officer breaches the confidentiality, cooperation in litigation, non-competition or non-solicitation clauses the Company has the right to terminate all payments and benefits to the executive and to seek injunctive relief.

Former Named Executive Officers

In addition to our current named executive officers, three named executive officers terminated employment during the course of the year as a result of termination without cause by the Company. The incremental benefits triggered as a result of each termination is listed below.

Mr. Hilpert. Mr. Hilpert did not receive any additional compensation or benefit due to his termination as the Company’s Chairman and Chief Executive Officer, which occurred according to the terms of his employment agreement on February 8, 2006. The agreement contained restrictive covenants including confidentiality, non-disclosure and availability for litigation support provisions that are unlimited in duration and a non-solicitation provision effective for one year following termination of the agreement.

Mr. Robbins. Mr. Robbins ceased to serve as the Company’s Senior Vice President of Financial Reporting and Control and Principal Financial Officer effective March 31, 2006. In connection with his departure, Mr. Robbins entered into an Agreement and General Release with the Company effective as of March 31, 2006. Under the terms of that agreement, Mr. Robbins received $652,926 in a lump sum payment. This amount was comprised of: $598,500 in severance benefits approved by the U.S. Bankruptcy Court, which represents 18 months of base pay plus annual bonus at target; $23,453 for a pro-rata portion (based on the number of days Mr. Robbin’s was employed with the Company during the fiscal year) of a fixed retention payment through date of termination; and $30,973 for a pro-rata portion (based on the number of days Mr. Robbin’s was employed with the Company during the fiscal year) of Mr. Robbin’s performance award for the spring performance period (January through June) under the Company’s semi-annual performance based incentive plan. Mr. Robbin’s performance award was paid as though “target” levels of performance had been achieved. Mr. Robbins had 90 days following the date this lump sum payment was made to exercise his stock options pursuant to the terms of such options. At the expiration of this 90 day period Mr. Robbins forfeited any stock options not then exercised. Mr. Robbins was entitled to outplacement services following his date of termination; however, he did not accept these services and no costs were incurred by the Company. Mr. Robbins was also eligible to continue medical and dental coverage for a period of 18 months, but declined to continue coverage.

Under the terms of the agreement and general release, Mr. Robbins released the Company from any claims arising out of his employment with the Company. Under the terms of the agreement, Mr. Robbins is subject to confidentiality, cooperation in litigation and non-disparagement provisions, which are not limited in duration. Mr. Robbins also was subject to non-competition and non-solicitation provisions for a period of one year following the date of his termination of employment.

Mr. Wilson. Mr. Wilson ceased to serve as Executive Vice President and Chief Administrative Officer as of February 6, 2006. In connection with his departure, Mr. Wilson entered into an Agreement and General Release with the Company effective as of February 6, 2006. Under the terms of that agreement, Mr. Wilson received $1,570,196 in a lump sum payment. This amount was comprised of: $1,003,500 in severance benefits approved by the U.S. Bankruptcy Court, which represents 78 weeks of wages and annualized target bonus for Mr. Wilson as those amounts were in effect in May 2004; $557,500, which represents Mr. Wilson’s Key Employee Retention Plan payment; and $9,196 which equals the total cost to the Company of the continuation of the Company portion of medical and dental coverage for a period of 18 months. Mr. Wilson had 90 days following the date this lump sum payment was made to exercise his stock options pursuant to the terms of such options. At the expiration of this 90 day period Mr. Wilson forfeited any stock options not then exercised. Mr. Wilson was entitled to outplacement services following his date of termination; however, he did not accept these services and no costs were incurred by the Company.

Under the terms of the agreement, the Company purchased “run-off” coverage that will extend the Director’s & Officers liability insurance policy to Mr. Wilson for the six year period following the Company’s emergence from bankruptcy. If Mr. Wilson is made a party, or is threatened to be made a party, to any action, suit or proceeding by reason of his employment with the Company, he will be held harmless to the fullest extent legally permitted or authorized by the Company’s Director’s & Officer’s liability insurance policy (or any other applicable liability insurance policy) against all cost, expense, liability and loss reasonably incurred or suffered by Mr. Wilson in connection with any such action, suit or proceeding.

Under the terms of the agreement, Mr. Wilson released the Company from any claims arising out of his employment with the Company. Mr. Wilson is subject to confidentiality, cooperation in litigation and non-disparagement provisions under the terms of the agreement, which are not limited in duration. Mr. Wilson also was subject to a non-solicitation provision for a period of six months following the date of his termination of employment.

DIRECTOR COMPENSATION

Impact of the Bankruptcy Proceedings on Director Compensation

While the Company was in bankruptcy, management worked with the Equity Committee (which was a committee appointed by the U.S. Trustee to represent the interests of the Company’s stockholders during the bankruptcy proceedings, and which included Mr. Couchman, Chairman of our Board and a member of our Compensation Committee) to develop a new non-employee director compensation program to become effective upon our emergence from bankruptcy. The Company sought to establish a competitive compensation program that would attract and retain experienced leadership to the Company’s Board. When developing the program, the Company also considered the unique challenges and uncertainties facing the Company in the period preceding the termination of the Kmart Agreement. In order to give our directors a meaningful equity ownership position in the Company, thereby better aligning director compensation with stockholder interests, management and the Equity Committee designed the 2006 Non-Employee Director Stock Plan as part of our non-employee director compensation program. Upon the request of management, the new non-employee director compensation program was reviewed by Mercer Human Resource Consulting (“Mercer”). At the February 2006 meeting of the Board, our Board discussed and adopted the new non-employee director compensation program, which is described below. This program became effective upon our emergence from bankruptcy pursuant to our Plan of Reorganization.

Process and Procedures for Director Compensation Post-Bankruptcy

Our current Compensation Committee intends to periodically review the appropriateness and competitiveness of the compensation of our non-employee directors. Our Compensation Committee also has established a relationship with Mercer, in which Mercer was engaged by and reports directly to the Compensation Committee on any compensation issues that the Compensation Committee deems appropriate, including director compensation. Subject to approval by the Board, the Compensation Committee is responsible for establishing policies that govern non-employee director compensation and for implementing, administering and interpreting non-employee director compensation plans, programs and policies.

Compensation Paid to Current Board Members

Non-employee directors receive a combination of cash and equity compensation. Mr. Shepard, currently the only management director on the Board, does not receive any separate compensation for his services as a director.

Cash Compensation. Non-employee directors are entitled to receive an annual cash retainer of $50,000, plus expenses, which is paid quarterly in equal installments.

The Chairman of the Board receives an additional annual cash retainer of $40,000 and the Audit Committee Chair receives an additional annual cash retainer of $10,000. The Board may request that certain directors perform additional services, from time to time, on behalf of the Board and may compensate those directors in the manner that the Board deems appropriate. In fiscal 2006, certain directors who were compensated for such additional services received between $10,000 and $15,000 in cash retainers.

Each eligible director may elect, prior to the end of the Company’s first fiscal quarter of the year, to receive in lieu of his or her cash director fees for that year, shares of fully vested Common Stock with a fair market value equal to the amount of those fees.

Restricted Stock. As discussed above, the Company maintains an equity plan for its non-employee directors. Upon the Company’s emergence from bankruptcy in February 2006, each non-employee director received an initial grant of 10,000 shares of restricted stock. Beginning with our 2007 Annual Meeting of Stockholders, each year on the date of the annual meeting of stockholders, each non-employee director will receive, except to the extent otherwise determined by the Compensation Committee, an additional automatic grant of 10,000 shares of restricted stock.

Unless the Board determines otherwise at the time of grant, 50% of each award of restricted stock vests on the first anniversary of the date of grant and 25% of each award vests on the second and third anniversary of the date of grant. Upon a director’s retirement or upon a change in control of the Company, all unvested shares of restricted stock will immediately vest.

Each director has all of the rights of a stockholder of the Company with respect to the restricted stock, including the right to vote the stock and receive dividends. As a result, our directors will be entitled to receive, with respect to shares of restricted stock held by them, the $5.00 per share cash distribution declared by our Board in March 2007 for stockholders of record as of the close of business on April 13, 2007.

Compensation Paid to Former Board Members

Mr. Sywassink resigned on March 26, 2007 and was compensated for his services in fiscal 2006 as described under “Compensation Paid to Current Board Members” above. In connection with Mr. Sywassink’s resignation, the Board agreed in March 2007 to grant 10,000 shares of Common Stock and pay $50,000 (in the form of shares to be issued at the market price on the date of issuance) to Mr. Sywassink. These amounts are equal to the annual amounts received by directors in connection with service as a director. Five-thousand shares of restricted stock previously granted to Mr. Sywassink for his services as director vested on an accelerated basis on March 26, 2007.

In 2006, our former non-employee directors were entitled to a pro-rata portion of their annual retainer of $25,500 and a $1,000 fee for attendance at each meeting of the Board or any committee of the Board. Our former Board met one time in 2006, but no committee meetings were held.

Neele Stearns, one of the Company’s former directors, received $38,000 in fiscal 2006 in compensation for service as the Vice Chairman of the Board (as it was constituted prior to our emergence from bankruptcy).

FISCAL YEAR 2006 DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 30, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
CURRENT DIRECTORS
Jonathan M. Couchman	$90,000 (2)	$22,875	-	$112,875.00
Eugene I. Davis	$65,000 (3)	$22,875	-	$87,875.00
Adam W. Finerman	$50,000 (4)	$22,875	-	$72,875.00
Alan Kelly	$70,000 (5)	$22,875	-	$92,875.00
Gerald F. Kelly, Jr.	$50,000	$45,750	-	$95,750.00
Michael O’Hara	$60,000 (6)	$22,875	-	$82,875.00
Alan I. Weinstein	$60,000 (7)	$45,750	-	$105,750.00
FORMER DIRECTORS
Robert A. Davies, III	$3,942 (8)	-	-	$3,942.28
George S. Day	$3,942 (8)	-	-	$3,942.28
Stanley P. Goldstein	$3,942 (8)	-	-	$3,942.28
Bettye Martin Musham	$3,942 (8)	-	-	$3,942.28
Kenneth S. Olshan	$3,942 (8)	-	-	$3,942.28
Neele E. Stearns, Jr.	$38,000 (9)	-	-	$38,000.00
George A. Sywassink	$50,000 (10)	$22,875	-	$72,875.00

(1)

The amounts listed in this column reflect the dollar amount recognized for financial statement reporting purposes, calculated in accordance with FAS 123R. A discussion of the assumptions used in calculating these values may be found in Note 19 to our audited financial statement in the Form 10-K for the fiscal year ended December 30, 2006.

Each non-employee director received an award of 10,000 shares of restricted stock with a grant date fair market value (computed in accordance with FAS 123R) of $45,750.

At the end of the fiscal year, the aggregate number of stock awards outstanding for our current directors were as follows: Mr. Couchman, 29,672 shares; Mr. Davis, 10,000 shares; Mr. Finerman, 20,929 shares; Mr. Alan Kelly, 10,000 shares; Mr. Gerald F. Kelly, 10,000 shares; Mr. O’Hara, 10,000 shares; and Mr. Weinstein, 10,000 shares. At the end of the fiscal year, the aggregate number of stock awards outstanding for Mr. Sywassink, who resigned on March 26, 2007, was 20,929 shares.

Our current directors and Mr. Sywassink did not have any option awards outstanding at the end of the fiscal year.

(2)	Mr. Couchman elected to receive his full retainer ($50,000) and his Chairman retainer ($40,000), in 19,672 shares of Common Stock.

(3)	Mr. Davis was paid a cash retainer of $15,000 for additional director related services.

(4)	Mr. Finerman elected to receive his full retainer ($50,000) in 10,929 shares of Common Stock.

(5)	Mr. Alan Kelly received a retainer of $10,000 for services as Chairman of the Audit Committee and $10,000 for additional director related services.

(6)	Mr. O’Hara received a cash retainer of $10,000 for additional director related services.

(7)	Mr. Weinstein received a cash retainer of $10,000 for additional director related services.

(8)	These former directors received a pro-rata portion of the annual retainer which equaled $2,942.28 and $1,000 in meeting fees for one scheduled meeting in fiscal 2006. No Committee meetings were held.

In previous fiscal years, our directors received option awards under the Company’s 1996 Non-Employee Director Stock Plan. No option awards have been made under that plan since fiscal 2000. At the end of fiscal 2006, the aggregate number of option awards outstanding for our former directors were as follows: Mr. Goldstein, 2,000 options; Mr. Davies, 2,000 options; and Mr. Stearns, 2,000 options.

(9)	Mr. Stearns received $38,000 in compensation for service as the Vice Chairman of the Board (as it was constituted prior to our emergence from bankruptcy).

(10)	Mr. Sywassink elected to receive his full retainer ($50,000) in 10,929 shares of Common Stock. Mr. Sywassink resigned as a member of our Board on March 26, 2007.

AUDIT COMMITTEE REPORT*

General Responsibilities. The primary functions of the Audit Committee are to assist the Board in fulfilling its oversight of: (1) the integrity of the Company’s financial statements and its financial reporting processes and systems of internal control; (2) the qualifications, independence, and performance of the Company’s independent registered public accounting firm; (3) the performance and qualifications of the Company’s internal audit function and auditors; and (4) the Company’s general compliance with legal and regulatory requirements.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm performs an annual independent audit of the financial statements.

In fiscal 2006, the Audit Committee met separately, without management, with representatives of Amper, Politziner & Mattia, P.C., the Company’s independent registered public accounting firm, and with the Company’s internal auditors. For fiscal 2006, the Audit Committee has reviewed and discussed the Company’s audited financial statements with Amper, Politziner & Mattia, P.C. and with management. The Audit Committee has discussed with Amper, Politziner & Mattia, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has reviewed the written disclosures and confirmation from Amper, Politziner & Mattia, P.C. required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Amper, Politziner & Mattia, P.C. their independence from management and the Company. In addition, the Audit Committee has discussed with Amper, Politziner & Mattia, P.C. the scope of its services, including its audit plan and has approved the audit and non-audit services provided by Amper, Politziner & Mattia, P.C. during fiscal 2006.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006. The Audit Committee also evaluated and reappointed Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accounting firm for fiscal 2007, which the stockholders will be asked to ratify at the 2007 Annual Meeting of Stockholders.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2006 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Amper, Politziner & Mattia, P.C. has rendered a report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 30, 2006, which is included as part of the Company’s 2006 Annual Report on Form
_________________________
* This Report of the Audit Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

10-K. During the course of fiscal 2006, management discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Amper, Politziner & Mattia, P.C.

Audit Committee
of the Board of Directors

Alan Kelly (Chairperson)

Eugene I. Davis

Alan I. Weinstein

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of March 1, 2007, by each person known to us to own beneficially more than 5% of the outstanding Common Stock, by each director of the Company, by each of the named executive officers and by all directors and executive officers of the Company as a group. To our knowledge, except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Current Directors and Named Executive Officers
Common Stock	Jonathan M. Couchman	882,820 (2)	4.2%
Common Stock	Eugene I. Davis	10,000	*
Common Stock	Adam W. Finerman	20,929	*
Common Stock	Alan Kelly	10,000	*
Common Stock	Gerald F. Kelly, Jr.	10,000	*

Common Stock	Michael A. O’Hara	10,000	*
Common Stock	Jeffrey A. Shepard	369,317 (3)	1.8%
Common Stock	Alan I. Weinstein	10,000	*
Common Stock	William Lenich	121,250	*
Common Stock	Michael J. Lynch	3,375 (3)	*
Common Stock	Randall Proffitt	120,902 (3)	*
Common Stock	Maureen Richards	107,422 (3)	*
Former Directors and Named Executive Officers
Common Stock	Dale W. Hilpert (4)	0	*
Common Stock	Richard L. Robbins (5)	0	*
Common Stock	George A. Sywassink (6)	20,929	*
Common Stock	Stephen R. Wilson (7)	2,454	*
All Current Executive Officers and Directors as a Group (6), (8)		1,696,944	8.0%

5% Stockholders:
Common Stock	Dimensional Fund Advisors LP (9) 1299 Ocean Avenue, Santa Monica, CA 90401	1,169,300	5.6%
Common Stock	Schultze Asset Management, LLC and George Schultze (10) 3000 Westchester Avenue, Purchase, NY 10577	1,322,081	6.3%
Common Stock	FMR Corp. and Edward C. Johnson 3d (11) 82 Devonshire Street, Boston, MA 02109	2,016,000	9.6%

* Less than one percent

(1)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power and includes restricted or deferred shares.

(2)

Of the shares shown, 453,148 shares are owned by Couchman Partners L.P. As the sole member of the Management Board of Couchman Capital Services LLC, which in turn is the general partner of Couchman Partners, L.P. (“CP”), Mr. Couchman may be deemed to beneficially own the shares of Common Stock held by CP. Mr. Couchman disclaims beneficial ownership of such shares of Common Stock held by CP except to the extent of his pecuniary interest therein.

(3)

The amounts shown also include the following shares issuable pursuant to stock option which, as of March 1, 2007, were currently exercisable or would become exercisable within 60 days: Mr. Shepard, 145,235; Mr. Lynch, 3,375; Mr. Proffitt, 31,300; Ms. Richards, 72,875.

(4)

As reported in Mr. Hilpert’s Form 3 filed January 22, 2004. Under the terms of his employment agreement, Mr. Hilpert’s employment with the Company was terminated in February 2006. To the Company’s knowledge, this Form 3 represents Mr. Hilpert’s current beneficial ownership of the Company’s stock.

(5)

As reported in Mr. Robbin’s Form 3 filed October 20, 2003. Mr. Robbin’s employment with the Company was terminated, effective March 21, 2006, pursuant to the terms of his Agreement and General Release with the Company. To the Company’s knowledge, this Form 3 represents Mr. Robbin’s current beneficial ownership of the Company’s stock.

(6)

Mr. Sywassink resigned from our Board on March 26, 2007. The 20,929 shares of the Company’s Common Stock beneficially owned by Mr. Sywassink on March 1, 2007 is included in the calculation for “All Current Executive Officers and Directors as a Group” in the table above.

(7)

Reflects the most current information available to the Company regarding Mr. Wilson’s beneficial ownership, which is as of February 6, 2006. Mr. Wilson’s employment with the Company was terminated, effective February 6, 2006, pursuant to the terms of his Agreement and General Release with the Company.

(8)

Mr. Steven D. Scheiwe was appointed to our Board effective March 27, 2007 and is not included in the calculation for “All Current Executive Officers and Directors as a Group” in the table above. Mr. Scheiwe does not currently beneficially own any shares of the Company’s Common Stock.

(9)

As reported in the Schedule 13G/A filed on February 9, 2007 by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP has sole voting power with respect to 1,169,300 shares and sole dispositive power with respect to 1,169,300 shares.

(10)

As reported in the Schedule 13D/A filed on August 14, 2006 by Schultze Asset Management, LLC and George J. Schultze (collectively, “Schultze Asset Management”), Schultze Asset Management shares voting power with respect to 1,322,081 shares and shares dispositive power with respect to 1,322,081 shares.

(11)

As reported in the Schedule 13G/A filed on February 14, 2006 by FMR Corp. and Edward C. Johnson (collectively, “FMR”), FMR has sole voting power with respect to no shares and sole dispositive power with respect to 2,016,000 shares.

                SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports regarding ownership of the Company’s Common Stock with the Securities and Exchange Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made in fiscal 2006.

ITEM 2. RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accounting firm to perform an integrated audit of the Company for the 2007 fiscal year. Amper, Politziner & Mattia, P.C. has served as the Company’s independent registered public accounting firm since 2003. Representatives of Amper, Politziner & Mattia, P.C. are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

The fees paid or payable for services rendered by Amper, Politziner & Mattia, P.C. and its affiliates (collectively “Amper Politziner & Mattia”) for fiscal 2006 and 2005 were as follows:

	2006	2005
Audit Fees (1)	$797,578	$1,023,763
Audit-Related Fees (2)	$22,100	$20,000
Tax Fees	$0	$0
All Other Fees (3)	$0	$33,510
Total fees	$819,678	$1,077,273

(1)

Audit Fees were for professional services rendered for audits of the Company’s consolidated financial statements, consents and review of reports filed with the SEC. Audit Fees also included the fees associated with an annual audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of the Company’s annual financial statements.

(2)	Audit Related Fees consist of fees for audits of the financial statements of our employee benefit plans.

(3)	All Other Fees in fiscal 2005 included services provided in connection with third party litigation.

The services performed by our independent registered public accounting firm in fiscal 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in 2003. This policy describes the permitted audit, audit-related, tax and other services that the independent registered public accounting firm may perform. The policy also requires that requests or applications to provide services that require specific approval, in each of the specified categories, be presented to the Audit Committee for pre-approval together with a statement as to whether such request or application is consistent with application rules on auditor independence. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any services for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee where fees do not exceed $50,000. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. Any proposed services exceeding the pre-approval fee levels require specific pre-approval by the Audit Committee. During fiscal 2006, the Audit Committee approved each new engagement of Amper, Politziner & Mattia, P.C. in advance.

We are asking our stockholders to ratify the selection of Amper, Politziner & Mattia, P.C. as our independent registered public accountants. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Amper, Politziner & Mattia, P.C. to our stockholders for ratification as a matter of good corporate practice. Ratification of the appointment of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accountant for fiscal year 2007 requires the affirmative majority of the votes cast by shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accountants for fiscal 2007.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any proposal of a stockholder intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Secretary of the Company, for inclusion in the Company’s proxy statement, notice of meeting and proxy relating to the 2008 Annual Meeting, not later than December 15, 2007.

The Company’s bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders, or to bring business before an annual meeting of stockholders of the Company. The bylaws provide that persons who are nominated by or at the direction of the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible to be considered for election as directors of the Company at the annual meeting. The bylaws also provide that at any meeting of stockholders such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of stockholders, by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder’s intention to bring such business before the meeting. Under the bylaws, for any such stockholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, for any such stockholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting or by the close of business on the 10th day following the day on which the public announcement of the date of annual meeting is first made by the Company. In addition, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the anniversary date of the prior year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least seventy 70 days prior to such annual meeting), a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company in writing not more than 10 days following the day on which public announcement of the date of such meeting was first made by the Company. Under the bylaws, a stockholder’s notice must also contain certain information specified in the bylaws.

Upon request by any stockholder to the Corporate Secretary, Footstar, Inc., 933 MacArthur Boulevard Mahwah, NJ 07430, a copy of the Company’s Annual Report on Form 10-K, including the financial statements, any financial statement schedules and list of exhibits, required to be filed with the SEC for the 2006 fiscal year will be provided without charge. In addition, upon request by any stockholder, a copy of any or all exhibits to the Company’s Annual Report on Form 10-K for the 2006 fiscal year will be furnished for a fee which will not exceed the Company’s reasonable expenses in furnishing the exhibits.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

THIS PROXY MUST BE SIGNED AND DATED FOR YOUR INSTRUCTIONS TO BE EXECUTED.				Please Mark Here for Address Change or Comments		☐
SEE REVERSE SIDE

Item 1. ELECTION OF DIRECTORS			Item 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
1. To elect the following Nominees as Class I Directors:			PUBLIC ACCOUNTING FIRM 2. To ratify the appointment of Amper, Politzner & Mattia, P.C. as independent registered public accounting firm for the 2007 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐

01 – Michael O’Hara 02 – Steven D. Scheiwe 03 – Alan I. Weinstein	FOR ALL ☐	WITHHOLD FOR ALL ☐

MARK HERE IF YOU DO NOT GIVE THE PROXY HOLDERS NAMED HEREIN
AUTHORITY TO VOTE IN THEIR OR HIS OR HER DISCRETION “FOR” AN ADJOURNMENT
OR POSTPONEMENT OF THE ANNUAL MEETING AS SET FORTH IN THE PROXY STATEMENT

☐
			MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

FOR ALL EXCEPT — To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

Signature______________________________			Signature_______________________________	Date_________________
(Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)
▲FOLD AND DETACH HERE▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/fts Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY — FOOTSTAR, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 9, 2007
This Proxy is Solicited on Behalf of the Board of Directors of Footstar, Inc.

The undersigned hereby appoints Jonathan Couchman, Jeffrey Shepard and Maureen Richards and each or any of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of Footstar, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Sheraton Mahwah Hotel, 1 International Boulevard, Route 17 North, Mahwah, New Jersey 07495 on May 9, 2007, at 10:00 a.m., and at any adjournment or postponement of such meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROXY HOLDERS NAMED HEREIN ARE ALSO AUTHORIZED TO VOTE “FOR” AN ADJOURNMENT OR POSTPONEMENT OF THE MEETING UNLESS OTHERWISE INDICATED IN THIS PROXY.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

You can now access your FOOTSTAR, INC. account online.

Access your Footstar, Inc. shareholder/stockholder account online via Investor ServiceDirect®  (ISD).

Mellon Investor Services LLC, Transfer Agent for Footstar, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

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